Exhibit 99.1

MARRIOTT VACATIONS WORLDWIDE CORPORATION
EXPLANATORY NOTE

Marriott Vacations Worldwide Corporation (“we,” “us,” “Marriott Vacations Worldwide” or the “Company,” which includes its consolidated subsidiaries except where the context of the reference is to a single corporate entity) adopted Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers (Topic 606),” as amended (“ASU 2014-09”), effective January 1, 2018, utilizing the full retrospective method and began reporting comparative results under Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”) in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (our “Q1 2018 10-Q”). We are filing this Current Report on Form 8-K (this “Current Report”) to recast Selected Financial Data and Management’s Discussion and Analysis of Financial Condition and Results of Operations for each of the three fiscal years in the period ended December 31, 2017, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017 (filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 27, 2018; our “2017 Annual Report”), to reflect the retrospective application of ASC 606. Such recast information should be read in conjunction with the recast consolidated financial statements for each of the three fiscal years in the period ended December 31, 2017 included in our Current Report on Form 8-K filed with the SEC on June 5, 2018 (we refer to those financial statements throughout this document as our “Financial Statements”), our 2017 Annual Report and our Q1 2018 10-Q. See Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements for additional information on ASC 606 and Footnote 17 “Adoption Impact of New Revenue Standard” to our Financial Statements for further discussion of the adoption and the impact on our previously reported historical results. In order to make this document easier to read, we refer throughout to our Consolidated Statements of Income, our Consolidated Balance Sheets and our Consolidated Statements of Cash Flows included in our Financial Statements as our “Income Statements,” “Balance Sheets” and “Cash Flows,” respectively. In addition, references throughout to numbered “Footnotes” refer to the numbered Notes to our Financial Statements.
The information included in this exhibit has not been updated for any other changes since the filing of the 2017 Annual Report with the SEC on February 27, 2018. For developments since the filing of the 2017 Annual Report, refer to our Q1 2018 10-Q, and other filings by the Company with the SEC.

Item 6.        Selected Financial Data
The following table presents a summary of our selected historical consolidated financial data for the periods indicated below. Because this information is only a summary and does not provide all of the information contained in our Financial Statements, including the related notes, it should be read in conjunction with the other financial information included in this Exhibit 99.1 and in our Financial Statements.
The information contained in the table below for fiscal years 2017, 2016 and 2015 has been adjusted to recast certain prior period financial information to reflect our retrospective adoption of ASC 606, effective January 1, 2018, the first day of our 2018 fiscal year. See Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements for additional information on ASC 606 and Footnote 17 “Adoption Impact of New Revenue Standard” to our Financial Statements for further discussion of the adoption and the impact on our previously reported historical results. The information for fiscal years 2014 and 2013 has not been adjusted to reflect the impact of the adoption of ASC 606.

	Fiscal Years(1)
(in millions, except per share amounts)	2017	2016(2)	2015(2)	2014(3)	2013(3)
Income Statement Data
Revenues	$2,183	$2,000	$2,067	$1,716	$1,750
Revenues net of total expenses	246	200	225	156	144
Net income	235	122	127	81	80
Per Share Data
Earnings per share - Basic	$8.70	$4.37	$4.04	$2.40	$2.25
Basic Shares	27.1	27.9	31.5	33.7	35.4
Earnings per share - Diluted	$8.49	$4.29	$3.95	$2.33	$2.18
Diluted Shares	27.7	28.4	32.2	34.6	36.6
Cash dividends declared per share	$1.45	$1.25	$1.05	$0.25	$—
Balance Sheet Data
Total assets	$2,845	$2,320	$2,351	$2,531	$2,623
Debt, net	1,095	737	679	703	671
Mandatorily redeemable preferred stock of consolidated subsidiary, net	—	—	39	39	39
Total liabilities	1,804	1,425	1,372	1,451	1,414
Total equity	1,041	895	979	1,080	1,209
Other Data
Contract Sales(4)
Vacation ownership	$826	$741	$719	$699	$679
Residential products	—	—	28	14	15
Total contract sales	$826	$741	$747	$713	$694
_________________________

(1)
Beginning with our 2017 fiscal year, we changed our financial reporting cycle to a calendar year-end reporting cycle. All fiscal years prior to 2017 presented above included 52 weeks, except for 2013, which included 53 weeks.

(2)	Data presented herein has been reclassified to conform to our 2017 financial statement presentation.

(3)	Amounts have not been restated for the retrospective adoption of ASC 606. As such, the selected financial data is not comparable to the 2017, 2016 and 2015 information.

(4)
Contract sales consist of the total amount of vacation ownership product sales under contract signed during the period where we have received a down payment of at least ten percent of the contract price, reduced by actual rescissions during the period, inclusive of contracts associated with sales of vacation ownership products on behalf of third parties, which we refer to as “resales contract sales.” In circumstances where a customer applies any or all of their existing ownership interests as part of the purchase price for additional interests, we include only the incremental value purchased as contract sales. Contract sales differ from revenues from the sale of vacation ownership products that we report in our Income Statements due to the requirements for revenue recognition described in Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements. We consider contract sales to be an important operating measure because it reflects the pace of sales in our business.

Item 7.        Management’s Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion of our results of operations and financial condition together with our audited historical consolidated financial statements and accompanying notes that we have included in the Current Report on Form 8-K we filed with the SEC on June 5, 2018, as well as the discussion in the section entitled “Business” in our 2017 Annual Report. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on our current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those we discuss in the sections of the 2017 Annual Report entitled “Risk Factors” and “Special Note About Forward-Looking Statements” and in our other filings with the SEC.
Our consolidated financial statements, which we discuss below, reflect our historical financial condition, results of operations and cash flows. The financial information discussed below may not, however, necessarily reflect what our financial condition, results of operations and cash flows may be in the future.
Special Note on Adoption of ASC 606
We adopted ASC 606, effective January 1, 2018, utilizing the full retrospective method. We began reporting comparative results under ASC 606 in our Q1 2018 10-Q and filed a Current Report on Form 8-K on June 5, 2018 in which we recast consolidated financial statements for each of the three fiscal years in the period ended December 31, 2017 (as recast, our “Financial Statements”) to reflect the retrospective application of ASC 606. See Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements for additional information on ASC 606 and Footnote 17 “Adoption Impact of New Revenue Standard” to our Financial Statements for further discussion of the adoption and the impact on our previously reported historical results.
Business Overview
We are one of the world’s largest companies whose business is focused almost entirely on vacation ownership, based on number of owners, number of resorts and revenues. We are the exclusive worldwide developer, marketer, seller and manager of vacation ownership and related products under the Marriott Vacation Club and Grand Residences by Marriott brands, as well as under Marriott Vacation Club Pulse, an extension to the Marriott Vacation Club brand. We are also the exclusive worldwide developer, marketer and seller of vacation ownership and related products under The Ritz-Carlton Destination Club brand, and we have the non-exclusive right to develop, market and sell whole ownership residential products under The Ritz-Carlton Residences brand.
Our business is grouped into three reportable segments: North America, Asia Pacific and Europe. As of December 31, 2017, our portfolio consisted of over 65 properties in the United States and nine other countries and territories. We generate most of our revenues from four primary sources: selling vacation ownership products; managing our resorts; financing consumer purchases of vacation ownership products; and renting vacation ownership inventory.
As described in Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements, the Financial Statements discussed below reflect our historical financial position, results of operations and cash flows as we have historically operated, in conformity with GAAP. In addition, beginning in 2017, we changed our financial reporting cycle to a calendar year-end and end-of-month quarterly reporting cycle. Accordingly, our 2017 fiscal year began on December 31, 2016 (the day after the end of the 2016 fiscal year) and ended on December 31, 2017.
We adopted ASC 606, effective January 1, 2018, the first day of our 2018 fiscal year. We have restated our previously reported historical results discussed below to conform with the adoption of ASC 606. See Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements for additional information on ASC 606 and Footnote 17 “Adoption Impact of New Revenue Standard” to our Financial Statements for further discussion of the adoption and the impact on our previously reported historical results.
Hurricane Activity
During the 2017 third quarter, over 20 properties within our North America segment were negatively impacted by one or both of Hurricane Irma and Hurricane Maria (the “Hurricanes” or “2017 Hurricanes”). As a result of the mandatory evacuations, shutdowns and cancellations of reservations and scheduled tours resulting from the Hurricanes, the sales operations at several of our locations, primarily those located on St. Thomas (USVI) and on Marco Island and Singer Island in Florida, were adversely impacted along with rental and ancillary operations at these locations.
While many of the properties and sales centers impacted by the Hurricanes were fully or partially open by the end of September 2017, two resorts and a sales center on St. Thomas remained closed at the end of 2017. One resort and a modified sales gallery in St. Thomas opened on February 15, 2018, and we expect the remaining resort in St. Thomas will be opened in the second half of 2018. Further, while some of the properties affected were fully or partially open by September 30, 2017, many of the operations at these locations continued to ramp-up throughout the fourth quarter of 2017, and will continue that process into 2018. We have estimated the impact these Hurricanes had on our 2017 contract sales and tours and included those impacts in the discussion of our results below. We expect to submit insurance claims in 2018 for our business interruption losses as well as property damage experienced by both us and our owners’ associations from these Hurricanes; however, we cannot quantify the extent of any payment under such claims at this time.
During the 2016 fourth quarter, our properties and sales centers located in Hilton Head and Myrtle Beach, South Carolina were temporarily closed as a result of Hurricane Matthew, and our sales, rental and ancillary operations were adversely impacted. We estimated the impact this hurricane had on our 2016 contract sales and included the impact in the discussions of our results below. In 2017, we received $9 million in net insurance proceeds related to the settlement of business interruption insurance claims arising from Hurricane Matthew.
Significant Accounting Policies Used in Describing Results of Operations
Sale of Vacation Ownership Products
We recognize revenues from the sale of vacation ownership products at closing, when control of the vacation ownership product is transferred to the customer and the transaction price is deemed collectible. Sales of vacation ownership products may be made for cash or we may provide financing. In addition, we recognize settlement fees associated with the transfer of vacation ownership products and commission revenues from sales of vacation ownership products on behalf of third-parties, which we refer to as “resales revenue.”
We also provide sales incentives to certain purchasers. These sales incentives typically include Marriott Rewards points or an alternative sales incentive that we refer to as “plus points.” These plus points are redeemable for stays at our resorts or for use in the Explorer Collection, generally up to two years from the date of issuance. Typically, sales incentives are only awarded if the sale is closed.
As a result of the revenue recognition requirements included in ASC 606, there may be timing differences between the date of the contract with the customer and when revenue is recognized. When comparing results year-over-year, this timing difference may generate significant variances, which we refer to as the impact of revenue reportability.
Finally, as more fully described in “Financing” below, we record the difference between the vacation ownership note receivable and the consideration to which we expect to be entitled (also known as a vacation ownership notes receivable reserve or a sales reserve) as a reduction of revenues from the sale of vacation ownership products at the time we recognize revenues from a sale.
We report, on a supplemental basis, contract sales for each of our three segments. Contract sales consist of the total amount of vacation ownership product sales under contract signed during the period where we have received a down payment of at least ten percent of the contract price, reduced by actual rescissions during the period, inclusive of contracts associated with sales of vacation ownership products on behalf of third parties, which we refer to as “resales contract sales”. In circumstances where a customer applies any or all of their existing ownership interests as part of the purchase price for additional interests, we include only the incremental value purchased as contract sales. Contract sales differ from revenues from the sale of vacation ownership products that we report on our Income Statements due to the requirements for revenue recognition described above. We consider contract sales to be an important operating measure because it reflects the pace of sales in our business.
Cost of vacation ownership products includes costs to develop and construct our projects (also known as real estate inventory costs), other non-capitalizable costs associated with the overall project development process and settlement expenses associated with closing process. For each project, we expense real estate inventory costs in the same proportion as the revenue recognized. Consistent with the applicable accounting guidance, to the extent there is a change in the estimated sales revenues or inventory costs for the project in a period, a non-cash adjustment is recorded on our Income Statements to true-up costs in that period to those that would have been recorded historically if the revised estimates had been used. These true-ups, which we refer to as product cost true-up activity, will have a positive or negative impact on our Income Statements.
We refer to revenues from the sale of vacation ownership products less the cost of vacation ownership products and marketing and sales costs as development margin. Development margin percentage is calculated by dividing development margin by revenues from the sale of vacation ownership products.
Resort Management and Other Services
Our resort management and other services revenues include revenues generated from fees we earn for managing each of our resorts. In addition, we earn revenue for providing ancillary offerings, including food and beverage, retail, and golf and spa offerings, at our resorts. We also receive annual fees, club dues, and certain transaction-based fees from owners and other third parties, including external exchange service providers with which we are associated.

We provide day-to-day management services, including housekeeping services, operation of reservation systems, maintenance, and certain accounting and administrative services for property owners’ associations. We receive compensation for these management services; this compensation is typically based on either a percentage of the budgeted costs to operate the resorts or a fixed fee arrangement. We earn these fees regardless of usage or occupancy.
Resort management and other services expenses include costs to operate the food and beverage and other ancillary operations and overall customer support services, including reservations, and certain transaction-based expenses relating to external exchange service providers.
Financing
We offer financing to qualified customers for the purchase of most types of our vacation ownership products. The average FICO score of customers who were U.S. citizens or residents who financed a vacation ownership purchase was as follows:

	Fiscal Years
	2017	2016	2015
Average FICO score	743	741	736
The typical financing agreement provides for monthly payments of principal and interest with the principal balance of the loan fully amortizing over the term of the related vacation ownership note receivable, which is generally ten years. The interest income earned from the financing arrangements is earned on an accrual basis on the principal balance outstanding over the life of the arrangement and is recorded as Financing revenues on our Income Statements.
Financing revenues include interest income earned on vacation ownership notes receivable as well as fees earned from servicing the existing vacation ownership notes receivable portfolio. Financing expenses include costs in support of the financing, servicing and securitization processes. The amount of interest income earned in a period depends on the amount of outstanding vacation ownership notes receivable, which is impacted positively by the origination of new vacation ownership notes receivable and negatively by principal collections. We calculate financing propensity as contract sales volume of financed contracts closed in the period divided by contract sales volume of all contracts closed in the period. We do not include resales contract sales in the financing propensity calculation. Financing propensity was 64.0 percent in 2017 and 60.1 percent in 2016, following our implementation of new incentive programs in the first half of 2015 to help increase financing propensity. We expect to continue to offer financing incentive programs in 2018 and that interest income will continue to increase as new originations of vacation ownership notes receivable outpace the decline in principal of existing vacation ownership notes receivable.
In the event of a default, we generally have the right to foreclose on or revoke the vacation ownership interest. We return vacation ownership interests that we reacquire through foreclosure or revocation back to inventory. As discussed above, we record a vacation ownership notes receivable reserve at the time of sale and classify the reserve as a reduction to revenues from the sale of vacation ownership products on our Income Statements. Historical default rates, which represent annual defaults as a percentage of each year’s beginning gross vacation ownership notes receivable balance, were as follows:

	Fiscal Years
	2017	2016	2015
Historical default rates	3.6%	3.8%	3.5%
Rental
We operate a rental business to provide owner flexibility and to help mitigate carrying costs associated with our inventory. We obtain rental inventory from unsold inventory and inventory we control because owners have elected alternative usage options offered through our vacation ownership programs. For rental revenues associated with vacation ownership products which we own and which are registered for sale, to the extent that the revenues from rental are less than costs, revenues are reported net in accordance with Accounting Standards Codification Topic 978, “Real Estate - Time-Sharing Activities” (“ASC 978”). The rental activity associated with discounted vacation packages requiring a tour (“preview stays”) is not included in rental metrics, and because the majority of these preview stays are sourced directly or indirectly from unsold inventory, the associated revenues and expenses are reported net in Marketing and sales expense.
Rental revenues are primarily the revenues we earn from renting this inventory. We also recognize rental revenue from the utilization of plus points under the Marriott Vacation Club Destinations (“MVCD”) program when the points are redeemed for rental stays at one of our resorts or in the Explorer Collection.

Rental expenses include:

•	Maintenance fees on unsold inventory;

•	Costs to provide alternative usage options, including Marriott Rewards points and offerings available as part of the Explorer Collection, for owners who elect to exchange their inventory; and

•	Marketing costs and direct operating and related expenses in connection with the rental business (such as housekeeping, credit card expenses and reservation services).
Rental metrics, including the average daily transient rate or the number of transient keys rented, may not be comparable between periods given fluctuation in available occupancy by location, unit size (such as two bedroom, one bedroom or studio unit), and owner use and exchange behavior. In addition, rental metrics may not correlate with rental revenues due to the requirement to report certain rental revenues net of rental expenses in accordance with ASC 978 (as discussed above). Further, as our ability to rent certain luxury inventory and inventory in our Asia Pacific segment is often limited on a site-by-site basis, rental operations may not generate adequate rental revenues to cover associated costs. Our vacation units are either “full villas” or “lock-off” villas. Lock-off villas are units that can be separated into a master unit and a guest room. Full villas are “non-lock-off” villas because they cannot be separated. A “key” is the lowest increment for reporting occupancy statistics based upon the mix of non-lock-off and lock-off villas. Lock-off villas represent two keys and non-lock-off villas represent one key. The “transient keys” metric represents the blended mix of inventory available for rent and includes all of the combined inventory configurations available in our resort system.
Cost Reimbursements
Cost reimbursements include direct and indirect costs that property owners’ associations reimburse to us. All costs, with the exception of taxes assessed by a governmental authority, reimbursed to us by property owners’ associations are reported on a gross basis. We recognize cost reimbursements when we incur the related reimbursable costs. Cost reimbursements consist of actual expenses with no added margin.
Consumer Financing Interest Expense
Consumer financing interest expense represents interest expense associated with the debt from our non-recourse warehouse credit facility (the “Warehouse Credit Facility”) and from the securitization of our vacation ownership notes receivable. We distinguish consumer financing interest expense from all other interest expense because the debt associated with the consumer financing interest expense is secured by vacation ownership notes receivable that have been sold to bankruptcy remote special purpose entities and is generally non-recourse to us.
Interest Expense
Interest expense consists of all interest expense other than consumer financing interest expense.
Other Items
We measure operating performance using the following key metrics:

•	Contract sales from the sale of vacation ownership products;

•	Development margin percentage; and

•
Volume per guest (“VPG”), which we calculate by dividing vacation ownership contract sales, excluding fractional sales, telesales, resales and other sales that are not attributed to a tour at a sales location, by the number of tours at sales locations in a given period. We believe that this operating metric is valuable in evaluating the effectiveness of the sales process as it combines the impact of average contract price with the number of touring guests who make a purchase.

Consolidated Results
The following discussion presents an analysis of our results of operations.

	Fiscal Years
($ in millions)	2017	2016	2015
REVENUES
Sale of vacation ownership products	$757	$623	$693
Resort management and other services	279	278	269
Financing	135	127	125
Rental	262	252	260
Cost reimbursements	750	720	720
TOTAL REVENUES	2,183	2,000	2,067
EXPENSES
Cost of vacation ownership products	194	163	218
Marketing and sales	395	340	317
Resort management and other services	155	157	163
Financing	18	19	21
Rental	223	212	211
General and administrative	110	105	106
Litigation settlement	4	(1)	—
Organizational and separation related	—	—	1
Consumer financing interest	25	24	25
Royalty fee	63	61	59
Impairment	—	—	1
Cost reimbursements	750	720	720
TOTAL EXPENSES	1,937	1,800	1,842
Gains and other income, net	6	11	10
Interest expense	(10)	(9)	(13)
Other	(2)	(4)	(8)
INCOME BEFORE INCOME TAXES	240	198	214
Provision for income taxes	(5)	(76)	(87)
NET INCOME	$235	$122	$127
Contract Sales
2017 Compared to 2016

	Fiscal Years
($ in millions)	2017	2016	Change	% Change
Contract Sales
Vacation ownership
North America	$750	$663	$87	13%
Asia Pacific	49	47	2	4%
Europe	27	31	(4)	(15%)
Total contract sales	$826	$741	$85	11%
We estimate that the 2017 Hurricanes negatively impacted North America contract sales by $20 million in 2017 and Hurricane Matthew negatively impacted North America contract sales by $8 million in 2016. Adjusting for the impact of the 2017 Hurricanes only, total contract sales would have increased by 14 percent for the full year. Additionally, adjusting for the impact of hurricane activity in 2016 and 2017, total contract sales would have increased by 13 percent for the full year.
The changes in contract sales are described within the discussions of our segment results below.

2016 Compared to 2015

	Fiscal Years
($ in millions)	2016	2015	Change	% Change
Contract Sales
Vacation ownership
North America	$663	$651	$12	2%
Asia Pacific	47	34	13	38%
Europe	31	34	(3)	(9%)
	741	719	22	3%
Residential products
Asia Pacific	—	28	(28)	(100%)
	—	28	(28)	(100%)

Total contract sales	$741	$747	$(6)	(1%)
We estimate that the effects of Hurricane Matthew negatively impacted North America contract sales by $8 million in 2016. Adjusting for that impact, total contract sales, excluding residential contract sales, would have increased by approximately 4.2 percent for the full year.
The changes in contract sales are described within the discussions of our segment results below.
Sale of Vacation Ownership Products
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Contract sales	$826	$741	$85	11%
Less resales contract sales	(23)	(17)	(6)
Contract sales, net of resales	803	724	79
Plus:
Settlement revenue(1)	15	12	3
Resales revenue(1)	8	7	1
Revenue recognition adjustments:
Reportability	20	(40)	60
Sales reserve	(52)	(44)	(8)
Other(2)	(37)	(36)	(1)
Sale of vacation ownership products	$757	$623	$134	22%
_________________________

(1)	Previously included in Resort management and other services revenue prior to the adoption of ASC 606.

(2)	Adjustment for sales incentives that will not be recognized as Sale of vacation ownership products revenue and other products revenue.
Revenue reportability had a positive impact in 2017 due to a decrease in unclosed contracts during 2017. Revenue reportability had a negative impact in 2016 due to an increase in unclosed contracts during 2016.
The higher sales reserve reflected the higher vacation ownership contract sales volume.
The increase in other adjustments for sales incentives was driven by the increase in contract sales, partially offset by a decrease in the utilization of plus points as a sales incentive in our North America segment in 2017. These revenues are deferred and recognized as rental revenue when those points are redeemed or expire.

2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Contract sales	$741	$747	$(6)	(1%)
Less resales contract sales	(17)	(19)	2
Contract sales, net of resales	724	728	(4)
Plus:
Settlement revenue(1)	12	13	(1)
Resales revenue(1)	7	7	—
Revenue recognition adjustments:
Reportability	(40)	7	(47)
Sales reserve	(44)	(37)	(7)
Other(2)	(36)	(25)	(11)
Sale of vacation ownership products	$623	$693	$(70)	(10%)
_________________________

(1)	Previously included in Resort management and other services revenue prior to the adoption of ASC 606.

(2)	Adjustment for sales incentives that will not be recognized as Sale of vacation ownership products revenue and other adjustments to Sale of vacation ownership products revenue.
Revenue reportability had a negative impact in 2016 due to an increase in unclosed contracts during 2016. Revenue reportability had a positive impact in 2015 due to a decrease in unclosed contracts during 2015.
The higher sales reserve reflected an increase in sales reserve in our North America segment due to the higher financing propensity and Latin American default activity and, to a lesser extent, the higher vacation ownership contract sales.
The increase in other adjustments was primarily driven by an increase in the utilization of plus points as a sales incentive in our North America segment in 2016.
Development Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Sale of vacation ownership products	$757	$623	$134	22%
Cost of vacation ownership products	(194)	(163)	(31)	(20%)
Marketing and sales	(395)	(340)	(55)	(16%)
Development margin	$168	$120	$48	40%
Development margin percentage	22.1%	19.3%	2.8 pts
The increase in development margin reflected the following:

•	$43 million of favorable revenue reportability compared to 2016;

•	$27 million from higher vacation ownership contract sales volume net of the sales reserve and direct variable expenses (i.e., cost of vacation ownership products and marketing and sales);

•	$11 million from a favorable mix of lower cost real estate inventory being sold in 2017; and

•	$2 million from lower sales reserve activity.
  These increases in development margin were partially offset by the following:

•
$20 million from higher marketing and sales costs (of which $5 million was due to the ramp-up of our six newest sales locations, five in our North America segment and one in our Asia Pacific segment, and $3 million was due to variable compensation expense related to the impact of the 2017 Hurricanes); and

•	$15 million of unfavorable changes in product cost true-up activity (no true-up activity in 2017 compared to $15 million of favorable true-up activity in 2016).

The 2.8 percentage point increase in the development margin percentage compared to 2016 reflected a 4.3 percentage point increase due to the favorable revenue reportability year-over-year and a 1.5 percentage point increase due to a favorable mix of lower cost vacation ownership real estate inventory being sold in 2017. These increases were partially offset by a 1.9 percentage point decrease due to the unfavorable changes in product cost true-up activity year-over-year and a 1.1 percentage point decrease due to higher marketing and sales costs (of which 0.7 percentage points was due to the higher ramp-up expenses in 2017 associated with our six newest sales locations and 0.4 percentage points was due to variable compensation expense related to the impact of the 2017 Hurricanes).
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Sale of vacation ownership products	$623	$693	$(70)	(10%)
Cost of vacation ownership products	(163)	(218)	55	25%
Marketing and sales	(340)	(317)	(23)	(7%)
Development margin	$120	$158	$(38)	(24%)
Development margin percentage	19.3%	22.8%	(3.5 pts)
The decrease in development margin reflected the following:

•	$34 million of unfavorable revenue reportability impact compared to 2015;

•	$11 million of pre-opening and startup expenses incurred in 2016 in support of our six new sales locations;

•
$9 million of higher sales reserves in 2016 due to the increase in financing propensity and Latin American default activity in our North America segment as well as higher contract sales in our North America and Asia Pacific segments;

•
$8 million of additional deferred revenue in 2016 due to higher usage of plus points as a sales incentive in our North America segment; this revenue will be recognized as rental revenue when the plus points are redeemed or expire;

•
$6 million of lower residential contract sales volume net of expenses (there were no residential contract sales in 2016, compared to $28 million of residential contract sales in our Asia Pacific segment in 2015);

•
$2 million of higher marketing and sales costs in 2016 due to investment in new programs to help generate future incremental tour volumes, partially offset by lower marketing and sales compensation related costs; and

•	$1 million of higher development expenses in 2016 due to fewer costs being capitalized in 2016.
These decreases in development margin were partially offset by the following:

•	$21 million from a favorable mix of lower cost real estate inventory being sold in 2016;

•
$8 million of higher favorable product cost true-up activity ($15 million in 2016 compared to $7 million in 2015) of which $4 million resulted from projected increases in development revenue primarily due to a reduction in our estimated future sales incentive costs and $3 million resulted from lower development spending for completion of common elements at multiple projects; and

•	$4 million of higher vacation ownership contract sales volume net of direct variable expenses (i.e., cost of vacation ownership products and marketing and sales).
The 3.5 percentage point decline in the development margin percentage reflected a 3.9 percentage point decrease due to the higher unfavorable revenue reportability, a 2.0 percentage point decline due to higher marketing and sales spending (of which 1.8 percentage points was due to higher marketing and sales spending from pre-opening and startup expenses), a 1.1 percentage point decline due to the higher sales reserve activity in each case, year-over-year, and a 1.0 percentage point decline due to the higher usage of plus points as a sales incentive. These declines were partially offset by a 3.3 percentage point increase due to a favorable mix of lower cost vacation ownership real estate inventory being sold in 2016 and a 1.2 percentage point increase due to the higher favorable product cost true-up activity year-over-year.

Resort Management and Other Services Revenues, Expenses and Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Management fee revenues	$89	$84	$5	5%
Ancillary revenues	118	124	(6)	(5%)
Other services revenues	72	70	2	4%
Resort management and other services revenues	279	278	1	—%
Resort management and other services expenses	(155)	(157)	2	2%
Resort management and other services margin	$124	$121	$3	3%
Resort management and other services margin percentage	44.7%	43.5%	1.2 pts
The increase in resort management and other services revenues reflected $5 million of higher management fees resulting from the cumulative increase in the number of vacation ownership products sold and higher operating costs across the system, $1 million of additional annual club dues and other revenues earned in connection with the MVCD program due to the cumulative increase in owners enrolled in the program, and $1 million of higher refurbishment revenue due to an increase in the number of refurbishment projects completed in 2017. These increases were partially offset by $6 million of lower ancillary revenues. The decline in ancillary revenues included $7 million of lower revenues due to new outsourcing arrangements at multiple resorts in our North America segment and $6 million of lower ancillary revenues from the operating property in Surfers Paradise, Australia (a portion of which was disposed of in the 2016 second quarter), partially offset by $7 million of higher revenues from food and beverage and golf offerings that we continue to operate at our resorts.
The improvement in the resort management and other services margin reflected the increases in revenue as well as $2 million of lower expenses. The lower expenses included $6 million of lower ancillary expenses due to new outsourcing arrangements at multiple resorts in our North America segment and $6 million of lower ancillary expenses from the operating property in Surfers Paradise, Australia, partially offset by $6 million of higher ancillary expenses from food and beverage and golf offerings that we continue to operate at our resorts, $3 million of higher customer service expenses and expenses associated with the MVCD program and $1 million of higher refurbishment expenses due to an increase in the number of projects being refurbished in 2017.
The ancillary revenue producing portions of the operating property in Surfers Paradise, Australia were included in the portion of the operating property sold in the second quarter of 2016. Therefore, we do not anticipate future ancillary revenues or expenses at this property. See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for further information related to this transaction.
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Management fee revenues	$84	79	$5	7%
Ancillary revenues	124	125	(1)	(1%)
Other services revenues	70	65	5	6%
Resort management and other services revenues	278	269	9	3%
Resort management and other services expenses	(157)	(163)	6	4%
Resort management and other services margin	$121	$106	$15	13%
Resort management and other services margin percentage	43.5%	39.6%	3.9 pts
The increase in resort management and other services revenues reflected $6 million of additional annual club dues and other revenues earned in connection with the MVCD program due to the cumulative increase in owners enrolled in the program as well as an increase in the dues charged for each owner recognition level and $5 million of higher management fees. These increases were partially offset by $1 million of lower customer service fees and $1 million of lower ancillary revenues. The decrease in ancillary revenues included $1 million of lower ancillary revenues from the operating property in Surfers Paradise, Australia due to the sale of the property, $1 million of lower revenues due to outsourcing the operation of one restaurant in our North America segment, $1 million of lower ancillary revenues from food and beverage and golf offerings that we continue to operate at our resorts and $1 million of lower revenue at the operating property in San Diego, California due to the conversion of the property to vacation ownership inventory, partially offset by $3 million of ancillary revenues in 2016 at the property in New York that we did not operate in 2015.
The improvement in the resort management and other services margin reflected the changes in revenue and $6 million of lower expenses. The lower expenses included $4 million of lower customer service and exchange company expenses, $3 million of lower ancillary expenses from food and beverage and golf offerings that we continue to operate at our resorts, $1 million of lower expenses due to outsourcing the operation of one restaurant in our North America segment, and $1 million of lower expenses from the operation of the ancillary businesses at the operating property in Surfers Paradise, Australia, partially offset by $3 million of expenses from the operation of the ancillary businesses at the property in New York in 2016.
Financing Revenues, Expenses and Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Interest income	$128	$120	$8	7%
Other financing revenues	7	7	—	—%
Financing revenues	135	127	8	6%
Financing expenses	(18)	(19)	1	4%
Consumer financing interest expense	(25)	(24)	(1)	(6%)
Financing margin	$92	$84	$8	8%
Financing propensity	64.0%	60.1%
The increase in financing revenues was due to a $119 million increase in the average gross vacation ownership notes receivable balance ($17 million), partially offset by higher financing program incentive costs ($6 million) and a slight decrease in the weighted average coupon rate of our vacation ownership notes receivable ($3 million).
The increase in financing margin reflected the higher financing revenues and lower other expenses, partially offset by higher consumer financing interest expense. The higher consumer financing interest expense was due to a higher average outstanding debt balance in 2017.
We expect to continue to offer financing incentive programs in 2018 and that interest income will continue to increase as new originations of vacation ownership notes receivable outpace the decline in principal of existing vacation ownership notes receivable.
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Interest income	$120	$118	$2	2%
Other financing revenues	7	7	—	—%
Financing revenues	127	125	2	2%
Financing expenses	(19)	(21)	2	12%
Consumer financing interest expense	(24)	(25)	1	4%
Financing margin	$84	$79	$5	7%
Financing propensity	60.1%	49.9%
The increase in financing revenues was due to a $23 million increase in the average gross vacation ownership notes receivable balance, partially offset by a slight decrease in the weighted average coupon rate of our vacation ownership notes receivable.
The increase in financing margin reflected the higher financing revenues, as well as lower financing expenses and lower consumer financing interest expense. The lower consumer financing interest expense was due to a lower average interest rate on outstanding debt balances. The lower average interest rate reflected the continued pay-down of older securitization transactions that carried higher overall interest rates and the benefit of lower interest rates applicable to our more recently completed securitizations of vacation ownership notes receivable.
The increase in financing propensity resulted from the use of incentive programs during all of 2016 as compared to during only a portion of 2015.

Rental Revenues, Expenses and Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Rental revenues	$262	$252	$10	4%
Rental expenses	(223)	(212)	(11)	(6%)
Rental margin	$39	$40	$(1)	(5%)
Rental margin percentage	14.8%	16.2%	(1.4 pts)

	Fiscal Years		Change	% Change
	2017	2016
Transient keys rented(1)	1,278,490	1,206,118	72,372	6%
Average transient key rate	$216.29	$216.57	$(0.28)	—%
Resort occupancy	88.7%	89.1%	(0.4 pts)
_________________________

(1)
Transient keys rented exclude those obtained through the use of plus points, preview stays and those associated with our operating properties in San Diego, California and Surfers Paradise, Australia prior to their respective conversions to vacation ownership inventory.

The increase in rental revenues was due to a 6 percent increase in transient keys rented ($16 million) driven by a 6 percent increase in available keys and $3 million of higher plus points revenue (which is recognized when the points are redeemed or expire), partially offset by $6 million of revenue in 2016 from the operating property in Surfers Paradise, Australia prior to the conversion of the property to vacation ownership inventory (a portion of which was disposed of in the second quarter of 2016) and $3 million of revenue in 2016 at our operating property in San Diego, California prior to the conversion of the property to vacation ownership inventory.
The decrease in rental margin reflected higher expenses incurred due to owners choosing alternative usage options and higher unsold maintenance fees, partially offset by the higher rental revenues net of direct variable expenses (such as housekeeping) and the $3 million increase in plus points revenue.
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Rental revenues	$252	$260	$(8)	(3%)
Rental expenses	(212)	(211)	(1)	—%
Rental margin	$40	$49	$(9)	(16%)
Rental margin percentage	16.2%	18.7%	(2.5 pts)

	Fiscal Years
	2016	2015	Change	% Change
Transient keys rented(1)	1,206,118	1,179,905	26,213	2%
Average transient key rate	$216.57	$219.45	$(2.88)	(1%)
Resort occupancy	89.1%	89.0%	0.1 pts
_________________________

(1)
Transient keys rented exclude those obtained through the use of plus points, preview stays and those associated with our operating properties in San Diego, California and Surfers Paradise, Australia prior to their respective conversions to vacation ownership inventory.

The decrease in rental revenues was due to $4 million of lower revenue at our operating property in San Diego, California due to rooms being unavailable to rent during the conversion of the property to vacation ownership inventory, a company-wide 1 percent decrease in average transient rate ($3 million) due to the mix of inventory available for rent and a $4 million decrease in other revenue, partially offset by a company-wide 1 percent increase in transient keys rented ($3 million), which was primarily due to a 1 percent increase in available keys.

The decrease in rental margin reflected $6 million of lower rental revenues net of direct variable expenses (such as housekeeping), expenses incurred due to owners choosing alternative usage options and unsold maintenance fees, a $2 million favorable charge in 2015 associated with Marriott Rewards points issued prior to the Spin-Off and a $1 million decline at the operating property in Surfers Paradise, Australia primarily due to unsold maintenance fees in 2016 incurred after conversion of the property to vacation ownership inventory.
Cost Reimbursements
2017 Compared to 2016
Cost reimbursements increased $30 million, or 4 percent, over 2016, reflecting $23 million due to higher costs and $7 million due to additional managed unit weeks in 2017.
2016 Compared to 2015
Cost reimbursements were flat to 2015, reflecting $6 million due to additional managed unit weeks in 2016, offset by $6 million of lower costs in 2016.
General and Administrative
2017 Compared to 2016
General and administrative expenses increased $5 million due to $6 million of higher personnel related and other expenses, partially offset by $1 million of lower litigation related costs. The higher personnel related and other expenses included annual merit, bonus and inflationary cost increases.
2016 Compared to 2015
General and administrative expenses decreased $1 million due to $4 million of lower personnel related and other expenses, $2 million of lower litigation costs and $2 million of refurbishment costs in 2015, partially offset by $7 million of higher information technology project costs. The lower personnel related and other expenses includes lower compensation related costs and savings due to cost containment efforts, partially offset by annual merit and inflationary cost increases.
Litigation Settlement
2017
In 2017, we incurred $4 million of litigation settlement charges, including $2 million related to the repurchase of two previously sold residential units at one of our resorts in North America, a $1 million charge related to the settlement of a construction related dispute at one of our North America resorts and $1 million of various other charges.
2016
In 2016, we reversed the remaining accrual of less than $1 million related to a 2014 agreement in principle regarding The Ritz-Carlton Club and Residences, San Francisco (the “RCC San Francisco”) because actual costs incurred were lower than expected.
2015
In 2015, we did not have any significant litigation settlement activity.
Royalty Fee
2017 Compared to 2016
Royalty fee expense increased $2 million in 2017 (from $61 million to $63 million) due to an increase in the dollar volume of closings ($2 million) and a contractual increase late in 2016 in the fixed portion of the royalty fee owed to Marriott International ($2 million), partially offset by $2 million of lower costs due to an increase in sales of pre-owned inventory, which carry a lower royalty fee as compared to initial sales of our inventory (one percent versus two percent).
2016 Compared to 2015
Royalty fee expense increased $2 million in 2016 (from $59 million in 2015 to $61 million in 2016), and included $2 million of higher costs due to an increase in initial sales of our real estate inventory, which carry a higher royalty fee as compared to sales of pre-owned inventory (two percent compared to one percent).

Gains and Other Income, Net
2017
Gains and other income of $6 million during 2017 included $9 million in net insurance proceeds related to the settlement of business interruption insurance claims arising from Hurricane Matthew, partially offset by a charge of $1 million associated with the estimated property damage insurance deductibles and impairment of property and equipment at several of our resorts, primarily in Florida and the Caribbean, that were impacted by Hurricane Irma and/or Hurricane Maria, $1 million of variable compensation expense related to the impact of Hurricane Matthew and less than $1 million of miscellaneous losses and other expense.
2016
Gains and other income of $11 million during 2016 included a $10 million gain on the disposition of excess inventory at the RCC San Francisco, the reversal of the remaining $2 million accrual associated with the disposition of a golf course and related assets in Kauai, Hawaii because we no longer expected to incur additional costs in connection with this sale and a $1 million loss on the sale of the portion of the operating property in Surfers Paradise, Australia that we did not intend to convert to vacation ownership inventory.
2015
Gains and other income of $10 million during 2015 included a $9 million gain on the disposition of undeveloped land in Kauai, Hawaii and a $1 million gain from the disposition of a golf course and adjacent undeveloped land in Orlando, Florida. We disposed of the golf course and undeveloped land in Orlando, Florida in the first quarter of 2014 and, as a condition of the sale, we continued to operate the golf course through the end of the first quarter of 2015 at our own risk. We utilized the performance of services method to record a gain of $3 million over the period during which we operated the golf course, $1 million of which was recorded in 2015.
Interest Expense
2017 Compared to 2016
Interest expense increased $1 million due to $3 million of interest expense associated with our $230 million 1.50% Convertible Senior Notes due 2022 (the “Convertible Notes”) that were issued during the 2017 third quarter, $2 million of imputed interest on a non-interest bearing note payable associated with the acquisition of vacation ownership units located on the Big Island of Hawaii and $1 million of higher other expenses, partially offset by $5 million of expense incurred in 2016 associated with the redemption of the mandatorily redeemable preferred stock of a consolidated subsidiary. Due to the redemption of this mandatorily redeemable preferred stock, we will not incur further interest expense associated with this liability in the future.
2016 Compared to 2015
Interest expense decreased $4 million due to a $3 million decline in expense associated with our liability for the Marriott Rewards customer loyalty program under our Marriott Rewards Affiliation Agreement with Marriott International and a $1 million decrease in other interest expense. Due to the payoff of the liability associated with the Marriott Rewards customer loyalty program in 2015, we will not incur further interest expense associated with this liability in the future.
Other
2017
In 2017, we incurred $2 million of acquisition costs associated with the anticipated future acquisition of the operating property in New York that we manage.
2016
In 2016, we incurred $4 million of other expenses, including $5 million of acquisition costs associated with the acquisition of an operating property in the South Beach area of Miami Beach, the anticipated future acquisition of the operating property in New York that we manage, the anticipated future acquisition of vacation ownership units located on the Big Island of Hawaii and the sale of the portion of the operating property located in Surfers Paradise, Australia that we did not intend to convert to vacation ownership inventory, partially offset by less than $1 million of other miscellaneous income. See Footnote 6 “Acquisitions and Dispositions” and Footnote 10 “Contingencies and Commitments” to our Financial Statements for further information related to these transactions.

2015
In 2015, we incurred $8 million of other expenses, including $6 million of acquisition costs associated with the completion of our purchase of an operating property located in Surfers Paradise, Australia, which was required to be accounted for as a business combination for which acquisition costs are expensed. See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for further information related to this transaction. In addition, we incurred $2 million associated with potential acquisition opportunities, including costs associated with the anticipated future acquisition of the operating property in New York that we had begun managing and the acquisition of an operating property in the South Beach area of Miami Beach. See Footnote 6 “Acquisitions and Dispositions” and Footnote 10 “Contingencies and Commitments” to our Financial Statements for further information related to these transactions.
Income Tax
Our effective tax rates for fiscal years 2017, 2016 and 2015 were 1.88 percent, 38.48 percent and 40.55 percent, respectively. Our tax rate is affected by recurring items, such as non-deductible expenses, tax rates in foreign jurisdictions and the composition of income by jurisdiction, which we expect to be consistent in the near term. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. The following is a description of the items impacting our effective tax rate during 2017 and the prior two years.
2017 Compared to 2016
Our provision for income taxes decreased $71 million (from $76 million to $5 million). The decrease was primarily due to revaluation of our deferred tax liability resulting in a $65 million benefit from the Tax Cuts and Jobs Act discussed below, the release of a $7 million foreign valuation allowance, a decrease of $5 million in foreign tax rates and the favorable impact of the adoption of Accounting Standards Update No. 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”). See Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements for additional information on ASU 2016-09.
On December 22, 2017, the Tax Cuts and Jobs Act was signed into law. The new U.S. tax legislation is subject to a number of complex provisions, which we are currently evaluating, however we expect future earnings to be positively impacted largely due to the reduction of the U.S. federal corporate income tax rate from 35 percent to 21 percent. This rate reduction had a significant impact on our provision for income taxes for 2017, including an estimated $65 million benefit for the one-time impact resulting from the revaluation of our deferred tax liability to reflect the new lower rate.
2016 Compared to 2015
Our provision for income taxes decreased $11 million (from $87 million to $76 million) due to decreases in both U.S. and non-U.S. income before taxes, as well as the benefit of U.S. federal tax incentives related to multiple years.
Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA
EBITDA, a financial measure that is not prescribed by GAAP, is defined as earnings, or net income, before interest expense (excluding consumer financing interest expense), income taxes, depreciation and amortization. For purposes of our EBITDA and Adjusted EBITDA calculations, we do not adjust for consumer financing interest expense because the associated debt is secured by vacation ownership notes receivable that have been sold to bankruptcy remote special purpose entities and is generally non-recourse to us. Further, we consider consumer financing interest expense to be an operating expense of our business. We consider EBITDA and Adjusted EBITDA to be indicators of operating performance, which we use to measure our ability to service debt, fund capital expenditures and expand our business. We also use EBITDA and Adjusted EBITDA, as do analysts, lenders, investors and others, because these measures exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA and Adjusted EBITDA also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Adjusted EBITDA reflects additional adjustments for certain items described below, and excludes non-cash share-based compensation expense to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted. We evaluate Adjusted EBITDA as an indicator of operating performance because it allows for period-over-period comparisons of our on-going core operations before the impact of the excluded items. Together, EBITDA and Adjusted EBITDA facilitate our comparison of results from our on-going core operations before the impact of these items with results from other vacation ownership companies.
EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do or may not calculate them at all, limiting their usefulness as comparative measures. The table below shows our EBITDA and Adjusted EBITDA calculation and reconciles these measures with Net income, which is the most directly comparable GAAP financial measure.

	Fiscal Years
($ in millions)	2017	2016	2015
Net income	$235	$122	$127
Interest expense	10	9	13
Tax provision	5	76	87
Depreciation and amortization	21	21	22
EBITDA	271	228	249
Non-cash share-based compensation	16	14	14
Certain items	7	(5)	(6)
Adjusted EBITDA	$294	$237	$257
2017
The “certain items” excluded from Adjusted EBITDA for 2017 consisted of $9 million in net insurance proceeds related to the settlement of business interruption insurance claims arising from Hurricane Matthew, $7 million of variable compensation expense related to the impact of the 2017 Hurricanes, $4 million of litigation settlement expenses, $2 million of acquisition costs, a charge of $1 million associated with the estimated property damage insurance deductibles and impairment of property and equipment at several of our resorts, primarily in Florida and the Caribbean, that were impacted by the 2017 Hurricanes, $1 million of variable compensation expense related to the impact of Hurricane Matthew and less than $1 million of miscellaneous losses and other expense. These exclusions increased EBITDA by $7 million.
We estimate that the effects of Hurricane Irma and Hurricane Maria negatively impacted Adjusted EBITDA by approximately $7 million in 2017. Adjusting for that impact, Adjusted EBITDA in 2017 would have totaled approximately $301 million.
2016
The “certain items” excluded from Adjusted EBITDA for 2016 consisted of $11 million of gains and other income not associated with our on-going core operations, $5 million of acquisition costs, $1 million of hurricane related expenses, less than $1 million of profit from the operations of the portion of the property we acquired in Surfers Paradise, Australia in 2015 that we sold in the second quarter of 2016, and a less than $1 million reversal of litigation settlement expense. In the aggregate, these exclusions decreased EBITDA by $5 million.
We estimate that the effects of Hurricane Matthew negatively impacted Adjusted EBITDA by approximately $4 million in the fourth quarter of 2016. Adjusting for that impact, Adjusted EBITDA in 2016 would have totaled approximately $241 million.
2015
The “certain items” excluded from Adjusted EBITDA for 2015 consisted of $10 million of gains and other income not associated with our on-going core operations, $8 million of transaction costs associated with acquisitions, $6 million of development profit from the disposition of units in Macau as whole ownership residential units rather than through our Marriott Vacation Club, Asia Pacific points program, $2 million of refurbishment costs, $2 million of profit from the operations of the portion of the property we acquired in Surfers Paradise, Australia in 2015 that we sold in the second quarter of 2016, $1 million of organizational and separation related costs, less than $1 million of impairment charges and a less than $1 million reversal of litigation settlement expense. In the aggregate, these exclusions decreased EBITDA by $6 million.
Business Segments
Our business is grouped into three reportable business segments: North America, Asia Pacific and Europe. See Footnote 15 “Business Segments” to our Financial Statements for further information on our segments, and “Business—Segments” in our 2017 Annual Report for further details regarding our individual properties by segment.

North America
The following discussion presents an analysis of our results of operations for the North America segment.

	Fiscal Years
($ in millions)	2017	2016	2015
REVENUES
Sale of vacation ownership products	$692	$559	$605
Resort management and other services	250	244	232
Financing	128	120	117
Rental	232	219	227
Cost reimbursements	698	670	667
TOTAL REVENUES	2,000	1,812	1,848
EXPENSES
Cost of vacation ownership products	172	140	177
Marketing and sales	349	298	280
Resort management and other services	131	129	133
Rental	190	176	176
Litigation settlement	4	(1)	—
Royalty fee	10	10	8
Impairment	—	—	1
Cost reimbursements	698	670	667
TOTAL EXPENSES	1,554	1,422	1,442
(Losses) gains and other (expense) income, net	(3)	12	10
Other	(1)	(4)	—
SEGMENT FINANCIAL RESULTS	$442	$398	$416
Contract Sales
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Contract sales
Vacation ownership	$750	$663	$87	13%
Total contract sales	$750	$663	$87	13%
The increase in North America vacation ownership contract sales reflected a $93 million increase in sales at on-site sales locations and $4 million of higher resales contract sales, partially offset by a $9 million decrease in sales at off-site (non tour-based) sales locations and a less than $1 million decrease in fractional sales. We estimate that hurricane activity negatively impacted contract sales by $20 million in 2017 and $8 million in 2016.
The increase in sales at North America on-site locations reflected a 12 percent increase in the number of tours and a 3 percent increase in VPG to $3,565 in 2017 from $3,462 in 2016. The increase in the number of tours was due to increases in both owner tours and first time buyer tours, and was driven by programs that were implemented in 2015 or later to generate additional tours. The 12 percent increase in the number of total tours included an increase of 8 percent from our five new sales locations in this segment and an increase of 4 percent from existing sales locations. We estimate that the 2017 Hurricanes negatively impacted the year over year change in tours by 3 percent (or 2 percent if the impact of Hurricane Matthew on tours in 2016 is also included); the vast majority of this impact was at our exiting sales locations. The increase in VPG resulted from higher pricing and a 0.1 percentage point increase in closing efficiency. The sales at North America off-site locations were negatively impacted by lower sales in Latin America, which continued to be negatively impacted in 2017 by currency fluctuations and economic disruptions in the region.

2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Contract sales
Vacation ownership	$663	$651	$12	2%
Total contract sales	$663	$651	$12	2%
The increase in vacation ownership contract sales in our North America segment reflected a $23 million increase in sales at on-site sales locations, partially offset by a $6 million decrease in sales at off-site (non tour-based) sales locations and a $5 million decrease in fractional sales as we continue to sell through remaining luxury inventory.
We estimate that the effects of Hurricane Matthew negatively impacted contract sales by $8 million in 2016. Adjusting for that impact, total contract sales, excluding residential contract sales, would have increased by approximately 3.2 percent for the full year.
The increase in sales at on-site locations reflected a 2.3 percent increase in the number of tours and a 2.2 percent increase in VPG to $3,462 in 2016 from $3,386 in 2015. The increase in VPG resulted from an increase in the number of points sold per contract and higher pricing, partially offset by a 0.5 percentage point decrease in closing efficiency. The increase in the number of tours was driven by an increase in first time buyer tours due to the new sales locations that were opened in the latter part of 2016 and programs that were implemented over the past two years to generate additional tours. The sales at off-site locations were negatively impacted by the strength of the U.S. dollar, primarily in Latin America, which is a trend that negatively impacted the comparison to prior year results throughout most of 2016.
Sale of Vacation Ownership Products
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Contract sales	$750	$663	$87	13%
Less resales contract sales	(22)	(17)	(5)
Contract sales, net of resales	728	646	82
Plus:
Settlement revenue(1)	15	12	3
Resales revenue(1)	8	7	1
Revenue recognition adjustments:
Reportability	19	(37)	56
Sales reserve	(45)	(37)	(8)
Other(2)	(33)	(32)	(1)
Sale of vacation ownership products	$692	$559	$133	24%
_________________________

(1)	Previously included in Resort management and other services revenue prior to the adoption of ASC 606.

(2)	Adjustment for sales incentives that will not be recognized as Sale of vacation ownership products revenue and other products revenue.
Revenue reportability had a positive impact in 2017 due to a decrease in unclosed contracts during 2017. Revenue reportability had a negative impact in 2016 due to an increase in unclosed contracts during 2016.
The higher sales reserve reflected the higher vacation ownership contract sales volume.
The increase in other adjustments for sales incentives was driven by the increase in contract sales, partially offset by a decrease in the utilization of plus points as a sales incentive in 2017. These revenues are deferred and recognized as rental revenue when those points are redeemed or expire.

2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Contract sales	$663	$651	$12	2%
Less resales contract sales	(17)	(19)	2
Contract sales, net of resales	646	632	14
Plus:
Settlement revenue(1)	12	13	(1)
Resales revenue(1)	7	7	—
Revenue recognition adjustments:
Reportability	(37)	5	(42)
Sales reserve	(37)	(30)	(7)
Other(2)	(32)	(22)	(10)
Sale of vacation ownership products	$559	$605	$(46)	(8%)
_________________________

(1)	Previously included in Resort management and other services revenue prior to the adoption of ASC 606.

(2)	Adjustment for sales incentives that will not be recognized as Sale of vacation ownership products revenue and other products revenue.
Revenue reportability had a negative impact in 2016 due to an increase in unclosed contracts during 2016. Revenue reportability had a positive impact in 2015 due to a decrease in unclosed contracts during 2015.
The higher sales reserve was driven by the higher financing propensity and Latin American default activity and, to a lesser extent, the higher contract sales.
The increase in other adjustments was primarily driven by an increase in the utilization of plus points as a sales incentive in 2016.
Development Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Sale of vacation ownership products	$692	$559	$133	24%
Cost of vacation ownership products	(172)	(140)	(32)	(23%)
Marketing and sales	(349)	(298)	(51)	(17%)
Development margin	$171	$121	$50	41%
Development margin percentage	24.7%	21.7%	3.0 pts
The increase in development margin reflected the following:

•	$40 million of favorable revenue reportability compared to 2016;

•	$27 million from higher vacation ownership contract sales volume net of the sales reserve and direct variable expenses (i.e., cost of vacation ownership products and marketing and sales);

•	$9 million from a favorable mix of lower cost real estate inventory being sold in 2017; and

•	$1 million from lower sales reserve activity in 2017.
These increases in development margin were partially offset by the following:

•	$14 million of unfavorable changes in product cost true-up activity (no true-up activity in 2017 compared to $14 million of favorable true-up activity in 2016); and

•
$13 million from higher marketing and sales costs (of which $6 million was due to the ramp-up of our newest sales locations and $3 million was due to variable compensation expense related to the impact of the 2017 Hurricanes).

The 3.0 percentage point increase in the development margin percentage compared to 2016 reflected a 4.2 percentage point increase due to the favorable revenue reportability year-over-year, a 1.3 percentage point increase due to a favorable mix of lower cost vacation ownership real estate inventory being sold in 2017 and a 0.8 percentage point improvement due to the leveraging of fixed costs on the higher contract sales. These increases were partially offset by a 2.0 percentage point decrease due to the unfavorable changes in product cost true-up activity year-over-year and a 1.3 percentage point decrease due to higher marketing and sales costs (of which 0.9 percentage points was due to the higher ramp-up expenses in 2017 associated with our newest sales locations and 0.4 percentage points was due to variable compensation expense related to the impact of the 2017 Hurricanes).
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Sale of vacation ownership products	$559	$605	$(46)	(8%)
Cost of vacation ownership products	(140)	(177)	37	21%
Marketing and sales	(298)	(280)	(18)	(7%)
Development margin	$121	$148	$(27)	(18%)
Development margin percentage	21.7%	24.6%	(2.9 pts)
The decrease in development margin reflected the following:

•	$30 million of unfavorable revenue reportability impact compared to 2015;

•
$8 million of additional deferred revenue in 2016 due to higher usage of plus points as a sales incentive; this revenue will be recognized as rental revenue when the plus points are redeemed or expire;

•	$8 million of higher sales reserves in 2016 due to higher vacation ownership contract sales, financing propensity, and Latin American default activity;

•	$8 million of pre-opening and startup expenses incurred in support of five new sales locations in 2016; and

•
$4 million of higher marketing and sales costs due to investment in new programs to help generate future incremental tour volumes, partially offset by lower marketing and sales compensation related costs.

These decreases in development margin were partially offset by the following:

•	$20 million from a favorable mix of lower cost real estate inventory being sold in 2016;

•
$9 million of higher favorable product cost true-up activity ($14 million in 2016 compared to $5 million in 2015) of which $5 million was due to lower development spending for completion of common elements at multiple projects and $4 million resulted from projected increases in development revenue primarily due to a reduction in our estimated future sales incentive costs; and

•	$2 million from higher vacation ownership contract sales volume net of direct variable expenses (i.e., cost of vacation ownership products and marketing and sales).
The 2.9 percentage point decrease in the development margin percentage reflected a 3.7 percentage point decline due to the higher unfavorable revenue reportability, a 2.1 percentage point decline due to the higher marketing and sales spending (including a 1.5 percentage point impact from the pre-opening and startup expenses), a 1.1 percentage point decline due to the higher sales reserve rate and a 1.0 percentage point decline due to the higher usage of plus points as a sales incentive, in each case, year-over-year.
These decreases were partially offset by a 3.5 percentage point increase due to a favorable mix of lower cost vacation ownership real estate inventory being sold in 2016 and a 1.5 percentage point increase due to the higher favorable product cost true-up activity year-over-year.

Resort Management and Other Services Revenues, Expenses and Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Management fee revenues	$80	$76	$4	5%
Ancillary revenues	101	102	(1)	(1%)
Other services revenues	69	66	3	5%
Resort management and other services revenues	250	244	6	3%
Resort management and other services expenses	(131)	(129)	(2)	(2%)
Resort management and other services margin	$119	$115	$4	4%
Resort management and other services margin percentage	47.6%	47.0%	0.6 pts
The increase in resort management and other services revenues reflected $4 million of higher management fees resulting from the cumulative increase in the number of vacation ownership products sold and higher operating costs across the system, $2 million of additional annual club dues and other revenues earned in connection with the MVCD program due to the cumulative increase in owners enrolled in the program, $1 million of higher refurbishment revenue due to an increase in the number of refurbishment projects completed in 2017, partially offset by $1 million of lower ancillary revenues. The decline in ancillary revenues included $7 million of lower revenues due to new outsourcing arrangements at multiple resorts, partially offset by $6 million of higher revenues from food and beverage and golf offerings that we continue to operate at our resorts.
The increase in the resort management and other services margin reflected the increases in revenue, partially offset by $2 million of higher expenses. The higher expenses included $5 million of higher ancillary expenses from food and beverage and golf offerings that we continue to operate at our resorts, $3 million of higher customer service expenses and expenses associated with the MVCD program and $1 million of higher refurbishment expenses due to an increase in the number of projects being refurbished in 2017, partially offset by $7 million of lower ancillary expenses due to new outsourcing arrangements at multiple resorts.
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Management fee revenues	$76	$70	$6	8%
Ancillary revenues	102	101	1	1%
Other services revenues	66	61	5	6%
Resort management and other services revenues	244	232	12	5%
Resort management and other services expenses	(129)	(133)	4	3%
Resort management and other services margin	$115	$99	$16	15%
Resort management and other services margin percentage	47.0%	42.9%	4.1 pts
The increase in resort management and other services revenues reflected $6 million of higher management fees, $5 million of additional annual club dues and other revenues earned in connection with the MVCD program due to the cumulative increase in owners enrolled in the program as well as an increase in the dues charged for each owner recognition level and $1 million of higher ancillary revenues, as compared to 2015. The increase in ancillary revenues included $3 million of ancillary revenues in 2016 at the property in New York that we did not operate in 2015, partially offset by $1 million of lower revenues due to outsourcing the operation of one restaurant and $1 million of lower revenue at the operating property in San Diego, California due to the conversion of the property to vacation ownership inventory in 2016.
The improvement in the resort management and other services margin reflected the changes in revenue and $4 million of lower expenses. The lower expenses included $4 million of lower customer service and exchange company expenses, $2 million of lower ancillary expenses and $1 million of lower expenses due to outsourcing the operation of one restaurant, partially offset by $3 million of expenses in 2016 from the operation of the ancillary businesses at the property in New York.

Financing Revenues
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Interest income	$121	$113	$8	7%
Other financing revenues	7	7	—	—%
Financing revenues	$128	$120	$8	7%
Financing propensity	63.9%	58.9%
The increase in financing revenues was due to an increase in the average gross vacation ownership notes receivable balance ($17 million), partially offset by financing program incentive costs ($6 million) and a decrease in the weighted average coupon rate of our vacation ownership notes receivable ($3 million). We expect to continue to offer financing incentive programs in 2018 and that interest income will continue to increase as new originations of vacation ownership notes receivable outpace the decline in principal of existing vacation ownership notes receivable.
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Interest income	$113	$110	$3	3%
Other financing revenues	7	7	—	—%
Financing revenues	$120	$117	$3	3%
Financing propensity	58.9%	49.1%
The increase in financing revenues was due to an increase in the average gross vacation ownership notes receivable balance, partially offset by a slight decrease in the weighted average coupon rate of our vacation ownership notes receivable. The increase in financing propensity resulted from the use of incentive programs during all of 2016 as compared to during only a portion of 2015.
Rental Revenues, Expenses and Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Rental revenues	$232	$219	$13	6%
Rental expenses	(190)	(176)	(14)	9%
Rental margin	$42	$43	$(1)	(4%)
Rental margin percentage	18.2%	20.1%	(1.9 pts)

	Fiscal Years		Change	% Change
	2017	2016
Transient keys rented(1)	1,180,474	1,111,039	69,435	6%
Average transient key rate	$209.98	$211.66	$(1.68)	(1%)
Resort occupancy	89.1%	89.8%	(0.7 pts)	(1%)
________________________________

(1)
Transient keys rented exclude those obtained through the use of plus points, preview stays and those associated with our operating property in San Diego, California prior to conversion to vacation ownership inventory.

The increase in rental revenues was due to a 6 percent increase in transient keys rented ($15 million) driven by a 7 percent increase in available keys and $3 million of higher plus points revenue (which is recognized when the points are redeemed or expire), partially offset by $3 million of revenue in 2016 at our operating property in San Diego, California prior to the conversion of the property to vacation ownership inventory and a 1 percent decrease in average transient rate ($2.0 million).

The decrease in rental margin reflected higher expenses incurred due to owners choosing alternative usage options and higher unsold maintenance fees, partially offset by the higher rental revenues net of direct variable expenses (such as housekeeping) and the $3 million increase in plus points revenue.
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Rental revenues	$219	$227	$(8)	(3%)
Rental expenses	(176)	(176)	—	—%
Rental margin	$43	$51	$(8)	(16%)
Rental margin percentage	20.1%	22.3%	(2.2 pts)

	Fiscal Years		Change	% Change
	2016	2015
Transient keys rented(1)	1,111,039	1,088,206	22,833	2%
Average transient key rate	$211.66	$214.47	$(2.81)	(1%)
Resort occupancy	89.8%	90.2%	(0.4 pts)	—%
________________________________

(1)
Transient keys rented exclude those obtained through the use of plus points, preview stays and those associated with our operating property in San Diego, California prior to conversion to vacation ownership inventory.

The decrease in rental revenues was due to $4 million of lower revenue at our operating property in San Diego, California due to rooms being unavailable to rent during the conversion of the property to vacation ownership inventory, a $4 million decrease in other revenue and a 1 percent decrease in average transient rate ($3 million) due to the mix of inventory available for rent. These decreases were partially offset by a 1 percent increase in transient keys rented ($3 million), which was primarily due to a 4 percent increase in available keys.
The decrease in rental margin reflected $6 million of lower rental revenues net of direct variable expenses (such as housekeeping), expenses incurred due to owners choosing alternative usage options and unsold maintenance fees and a $2 million favorable charge in 2015 associated with Marriott Rewards points issued prior to the Spin-Off.
Asia Pacific
The following discussion presents an analysis of our results of operations for the Asia Pacific segment.

	Fiscal Years
($ in millions)	2017	2016	2015
REVENUES
Sale of vacation ownership products	$42	$40	$58
Resort management and other services	4	10	12
Financing	4	4	4
Rental	10	15	14
Cost reimbursements	7	5	5
TOTAL REVENUES	67	74	93
EXPENSES
Cost of vacation ownership products	9	9	27
Marketing and sales	30	26	17
Resort management and other services	4	9	10
Rental	17	21	20
Royalty fee	1	1	1
Cost reimbursements	7	5	5
TOTAL EXPENSES	68	71	80
Losses and other expense, net	—	(1)	—
Other	—	—	(6)
SEGMENT FINANCIAL RESULTS	$(1)	$2	$7

Overview
In our Asia Pacific segment, we continue to identify opportunities for development margin growth and improvement. We plan to continue to focus on future inventory acquisitions with strong on-site sales locations. In 2015, we purchased an operating property located in Surfers Paradise, Australia and in 2016, we sold the portion of this operating property that we did not intend to convert to vacation ownership inventory and converted the remaining portion of this operating property to vacation ownership inventory, a portion of which was contributed to our points-based programs within this segment. We began selling from this new location at the end of the 2016 first quarter. During the 2017 third quarter, we completed the purchase of 51 completed vacation ownership units, as well as a sales gallery and related resort amenities, in Bali, Indonesia. We expect to begin selling from this new location in 2018.
Contract Sales
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Contract sales
Vacation ownership	$49	$47	$2	4%
Total contract sales	$49	$47	$2	4%
The increase in Asia Pacific vacation ownership contract sales was driven by a 31 percent increase in tours, partially offset by a 20 percent decrease in VPG. The increase in tours reflected the continued ramp-up of the new sales location in Surfers Paradise, Australia and an 11 percent increase at existing sales locations. The decrease in VPG was driven by an increase in sales to first time buyers, which generally have a lower VPG than sales to existing owners due in part to a higher cancellation rate.
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Contract sales
Vacation ownership	$47	$34	$13	38%
Residential products	—	28	(28)	(100%)
Total contract sales	$47	$62	$(15)
The increase in vacation ownership contract sales in our Asia Pacific segment was driven by an 11 percent increase in VPG and a 25 percent increase in tours. These increases were both driven by an increase in sales to existing owners, and the increase in tours was also driven by the new sales location in Surfers Paradise, Australia. The decrease in Asia Pacific residential contract sales was due to the bulk sale of 18 whole ownership residential units in Macau during the first quarter of 2015 for $28 million, following which no residential inventory remained in this segment.
Sale of Vacation Ownership Products
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Contract sales	$49	$47	$2	4%
Revenue recognition adjustments:
Reportability	(1)	(1)	—
Sales reserve	(4)	(4)	—
Other(1)	(2)	(2)	—
Sale of vacation ownership products	$42	$40	$2	6%
_________________________

(1)	Adjustment for sales incentives that will not be recognized as Sale of vacation ownership products revenue and other products revenue.

2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Contract sales	$47	$62	$(15)	(25%)
Revenue recognition adjustments:
Reportability	(1)	—	(1)
Sales reserve	(4)	(3)	(1)
Other(1)	(2)	(1)	(1)
Sale of vacation ownership products	$40	$58	$(18)	(32%)
_________________________

(1)	Adjustment for sales incentives that will not be recognized as Sale of vacation ownership products revenue and other products revenue.
Development Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Sale of vacation ownership products	$42	$40	$2	6%
Cost of vacation ownership products	(9)	(9)	—	(10%)
Marketing and sales	(30)	(26)	(4)	(18%)
Development margin	$3	$5	$(2)	(59%)
Development margin percentage	5.3%	13.5%	(8.2 pts)
The decrease in development margin reflected higher marketing and sales costs due to the shift to focus on more first time buyer tours and lower favorable product cost true-up activity, partially offset by the higher vacation ownership contract sales volume net of the sales reserve and direct variable expenses (i.e., cost of vacation ownership products and marketing and sales).
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Sale of vacation ownership products	$40	$58	$(18)	(32%)
Cost of vacation ownership products	(9)	(27)	18	68%
Marketing and sales	(26)	(17)	(9)	(47%)
Development margin	$5	$14	$(9)	(61%)
Development margin percentage	13.5%	23.4%	(9.9 pts)
The decrease in development margin reflected the following:

•	$6 million of lower residential contract sales volume net of expenses (there were no residential contract sales in 2016, compared to $28 million of residential contract sales in 2015);

•	$3 million of pre-opening and startup expenses incurred in support of the new sales location in Surfers Paradise, Australia in 2016;

•	$1 million of lower revenue reportability compared to the prior year comparable period; and

•	$1 million of lower favorable product cost true-up activity ($1 million in 2016 compared to $2 million in 2015).
These decreases in development margin were partially offset by $2 million of higher sales volume net of higher direct variable expenses (i.e., cost of vacation ownership products and marketing and sales) as compared to 2015.

Resort Management and Other Services Revenues, Expenses and Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Management fee revenues	$3	$2	$1	15%
Ancillary revenues	—	6	(6)	(100%)
Other services revenues	1	2	(1)	(10%)
Resort management and other services revenues	4	10	(6)	(60%)
Resort management and other services expenses	(4)	(9)	5	60%
Resort management and other services margin	$—	$1	$(1)	(64%)
Resort management and other services margin percentage	6.8%	7.6%	(0.8 pts)
The decrease in resort management and other services revenues reflected $6 million of lower ancillary revenues from the operating property in Surfers Paradise, Australia (a portion of which was disposed of in the second quarter of 2016), partially offset by $1 million of higher management fees. The decline in the resort management and other services margin reflected $1 million of ancillary profit from the operating property in Surfers Paradise, Australia in 2016 (compared to no ancillary activity in 2017), partially offset by the higher management fees in 2017 compared to 2016.
The ancillary revenue producing portions of the operating property in Surfers Paradise, Australia were included in the portion of the operating property sold in the second quarter of 2016. Therefore, we do not anticipate future ancillary revenues or expenses at this property. See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for further information related to this transaction.

2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Management fee revenues	$2	$3	$(1)	(1%)
Ancillary revenues	6	7	(1)	(16%)
Other services revenues	2	2	—	(8%)
Resort management and other services revenues	10	12	(2)	(12%)
Resort management and other services expenses	(9)	(10)	1	6%
Resort management and other services margin	$1	$2	$(1)	(50%)
Resort management and other services margin percentage	7.6%	13.2%	(5.6 pts)
The decrease in resort management and other services revenues reflected $2 million of lower ancillary revenues from the portion of the operating property in Surfers Paradise, Australia that was disposed of during the second quarter of 2016.
The decline in the resort management and other services margin reflected $1 million of lower profit at the operating property in Surfers Paradise, Australia in 2016 compared to 2015.
Rental Revenues, Expenses and Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Rental revenues	$10	$15	$(5)	(33%)
Rental expenses	(17)	(21)	4	17%
Rental margin	$(7)	$(6)	$(1)	(18%)
Rental margin percentage	(77.9%)	(44.0%)	(33.9 pts)
The decline in rental revenues was due to $5 million of lower revenue from the operating property in Surfers Paradise, Australia (a portion of which was disposed of in the 2016 second quarter). The lower expenses were due to $6 million of lower expenses from the operating property in Surfers Paradise, Australia (a portion of which was disposed of in the 2016 second quarter), partially offset by $2 million of higher other rental expenses in 2017.

2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Rental revenues	$15	$14	$1	6%
Rental expenses	(21)	(20)	(1)	(7%)
Rental margin	$(6)	$(6)	$—	(9%)
Rental margin percentage	(44.0%)	(42.7%)	(1.3 pts)
The increase in rental revenues included $1 million from an increase in transient keys rented. The increase in rental margin reflected $2 million of higher rental revenues net of direct variable expenses (such as housekeeping), expenses incurred due to owners choosing alternative usage options, and unsold maintenance fees, partially offset by a $1 million decline at the operating property in Surfers Paradise, Australia primarily due to unsold maintenance fees in 2016 incurred after conversion of the property to vacation ownership inventory.
Other
2016 and 2017
In each of 2016 and 2017, we incurred less than $1 million of other expenses associated with the then-anticipated sale of the portion of the operating property located in Surfers Paradise, Australia that we did not intend to convert to vacation ownership inventory. See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for further information related to this transaction.
2015
In 2015, we incurred $6 million of acquisition costs associated with the completion of our purchase of the operating property located in Surfers Paradise, Australia, which was required to be accounted for as a business combination for which transaction costs are expensed.
Europe
The following discussion presents an analysis of our results of operations for the Europe segment.

	Fiscal Years
($ in millions)	2017	2016	2015
REVENUES
Sale of vacation ownership products	$23	$24	$30
Resort management and other services	25	24	25
Financing	3	3	4
Rental	20	18	19
Cost reimbursements	45	45	48
TOTAL REVENUES	116	114	126
EXPENSES
Cost of vacation ownership products	4	7	8
Marketing and sales	16	16	20
Resort management and other services	20	19	20
Rental	16	15	15
Cost reimbursements	45	45	48
TOTAL EXPENSES	101	102	111
SEGMENT FINANCIAL RESULTS	$15	$12	$15
Overview
In our Europe segment, we are focused on selling our existing projects and managing existing resorts. We do not have any current plans for new development in this segment.

Contract Sales
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Contract sales
Vacation ownership	$27	$31	$(4)	(15%)
Total contract sales	$27	$31	$(4)	(15%)
The decrease in contract sales was primarily due to several large multi-week purchases in 2016 that did not reoccur in 2017.
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Contract sales
Vacation ownership	$31	$34	$(3)	(9%)
Total contract sales	$31	$34	$(3)	(9%)
The decrease in vacation ownership contract sales in our Europe segment was due to $9 million of lower fractional sales due to the near sell-out of developer inventory at our one fractional project in this segment in 2015, partially offset by $6 million of higher timeshare sales.
Sale of Vacation Ownership Products
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Contract sales	$27	$31	$(4)	(15%)
Less resales contract sales	(1)	—	(1)
Contract sales, net of resales	26	31	(5)
Revenue recognition adjustments:
Reportability	2	(2)	4
Sales reserve	(3)	(3)	—
Other(1)	(2)	(2)	—
Sale of vacation ownership products	$23	$24	$(1)	(3%)
_________________________

(1)	Adjustment for sales incentives that will not be recognized as Sale of vacation ownership products revenue and other products revenue.
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Contract sales	$31	$34	$(3)	(9%)
Revenue recognition adjustments:
Reportability	(2)	2	(4)
Sales reserve	(3)	(4)	1
Other(1)	(2)	(2)	—
Sale of vacation ownership products	$24	$30	$(6)	(19%)
_________________________

(1)	Adjustment for sales incentives that will not be recognized as Sale of vacation ownership products revenue and other products revenue.

Development Margin
2017 Compared to 2016

	Fiscal Years		Change	% Change
($ in millions)	2017	2016
Sale of vacation ownership products	$23	$24	$(1)	(3%)
Cost of vacation ownership products	(4)	(7)	3	38%
Marketing and sales	(16)	(16)	—	2%
Development margin	$3	$1	$2	299%
Development margin percentage	12.7%	3.1%	9.6 pts
The increase in development margin reflected $3 million of higher revenue reportability year-over-year and $1 million from a favorable mix of lower cost real estate inventory being sold in 2017, partially offset by $2 million from the lower vacation ownership contract sales volume net of direct variable expenses (i.e., cost of vacation ownership products and marketing and sales).
2016 Compared to 2015

	Fiscal Years		Change	% Change
($ in millions)	2016	2015
Sale of vacation ownership products	$24	$30	$(6)	(19%)
Cost of vacation ownership products	(7)	(8)	1	8%
Marketing and sales	(16)	(20)	4	18%
Development margin	$1	$2	$(1)	(65%)
Development margin percentage	3.1%	7.1%	(4 pts)
The decrease in development margin reflected $1 million of lower revenue reportability year-over-year.
Corporate and Other
The following discussion presents an analysis of our results of operations.

	Fiscal Years
($ in millions)	2017	2016	2015
EXPENSES
Cost of vacation ownership products	$9	$7	$6
Financing	18	19	21
General and administrative	110	105	106
Organizational and separation related	—	—	1
Consumer financing interest	25	24	25
Royalty fee	52	50	50
TOTAL EXPENSES	214	205	209
Gains and other income	9	—	—
Interest expense	(10)	(9)	(13)
Other	(1)	—	(2)
TOTAL FINANCIAL RESULTS	$(216)	$(214)	$(224)
Corporate and Other consists of results not specifically attributable to an individual segment, including expenses in support of our financing operations, non-capitalizable development expenses incurred to support overall company development, company-wide general and administrative costs, corporate interest expense, consumer financing interest expense and the fixed royalty fee payable under the license agreements that we entered into with Marriott International in connection with the Spin-Off.

Total Expenses
2017 Compared to 2016
Total expenses increased $9 million from 2016. The $9 million increase resulted from $5 million of higher general and administrative expenses, $2 million of higher royalty fees due to a contractual increase late in 2016 in the fixed portion of the royalty fee owed to Marriott International, $2 million of higher cost of vacation ownership products expenses due to higher other development and inventory expenses and $1 million of higher consumer financing interest expense, partially offset by $1 million of lower financing expenses.
General and administrative expenses increased $5 million due to $6 million of higher personnel related and other expenses, partially offset by $1 million of lower litigation related costs. The higher personnel related and other expenses included annual merit, bonus and inflationary cost increases.
The $1 million increase in consumer financing interest expense was due to a higher average outstanding debt balance in 2017.
2016 Compared to 2015
Total expenses decreased $4 million from the prior fiscal year. The $4 million decrease resulted from $2 million of lower financing expenses, $1 million of lower general and administrative expenses, $1 million of lower consumer financing interest expense and $1 million of prior year organizational and separation related expenses, partially offset by $1 million of higher cost of vacation ownership products expenses due to higher non-capitalizable project expenses.
The lower general and administrative expenses were driven by $4 million of lower personnel related and other expenses, $2 million of lower litigation costs and $2 million of refurbishment costs in 2015, partially offset by $7 million of higher information technology project costs. The lower personnel related and other expenses includes lower compensation related costs and savings due to cost containment efforts, partially offset by annual merit and inflationary cost increases.
The $1 million decline in consumer financing interest expense was due to a lower average interest rate on outstanding debt balances. The lower average interest rate reflected the continued pay-down of older securitization transactions that carried higher overall interest rates and the benefit of lower interest rates applicable to our more recently completed securitizations of vacation ownership notes receivable.
Liquidity and Capital Resources
Our capital needs are supported by cash on hand ($409 million at the end of 2017), cash generated from operations, our ability to raise capital through securitizations in the ABS market and, to the extent necessary, funds available under the Warehouse Credit Facility and our $250 million revolving credit facility (the “Revolving Corporate Credit Facility”). We believe these sources of capital will be adequate to meet our short-term and long-term liquidity requirements, finance our long-term growth plans, satisfy debt service requirements, fulfill other cash requirements and return capital to shareholders. At the end of 2017, we had $1 billion of total gross debt outstanding, which included $845 million of non-recourse debt associated with vacation ownership notes receivable securitizations, $230 million of Convertible Notes and a $64 million non-interest bearing note payable issued in connection with the acquisition of completed vacation ownership units on the Big Island of Hawaii.
In September 2017, we completed a private offering of $230 million of Convertible Notes. While we did not have an immediate need for the proceeds, we felt that it was an opportune time for us to capitalize on the interest rate environment and the strength of our stock price to optimize our capital structure. We evaluated several different debt instruments and chose the one that we believe provided the most flexibility for us in terms of covenants and use of proceeds, while enabling us to take advantage of the strength of our stock price and a very low rate of interest. In connection with the Convertible Notes, we also entered into privately-negotiated convertible note hedge transactions with respect to our common stock (“Convertible Note Hedges”) at a cost of $33 million, and received proceeds of $20 million from the issuance of privately-negotiated warrant transactions (the “Warrants”). Issuance of the Convertible Notes resulted in the receipt of net proceeds, after adjusting for debt issue costs, including underwriting discount, and the net cash used to purchase the Convertible Note Hedges and sell the Warrants, of $211 million. See additional discussion in “Cash from Financing Activities” below and in Footnote 11 “Debt” to our Financial Statements.
At the end of 2017, we had $723 million of real estate inventory on hand, comprised of $391 million of finished goods, $330 million of land and infrastructure and $2 million of work-in-progress. In addition, we had $48 million of completed vacation ownership units that have been classified as a component of Property and equipment until the time at which they are legally registered for sale as vacation ownership products.

Our vacation ownership product offerings allow us to utilize our real estate inventory efficiently. The majority of our sales are of points-based products, which permits us to sell vacation ownership products at most of our sales locations, including those where little or no weeks-based inventory remains available for sale. Because we no longer need specific resort-based inventory at each sales location, we need to have only a few resorts under construction at any given time and can leverage successful sales locations at completed resorts. This allows us to maintain long-term sales locations and reduces the need to develop and staff on-site sales locations at smaller projects in the future. We believe our points-based programs enable us to align our real estate inventory acquisitions with the pace of sales of vacation ownership products.
We are selectively pursuing growth opportunities in North America and Asia Pacific by targeting high-quality inventory that allows us to add desirable new destinations to our system with new on-site sales locations through transactions that limit our up-front capital investment and allow us to purchase finished inventory closer to the time it is needed for sale. These capital efficient deal structures may consist of the development of new inventory, or the conversion of previously built units by third parties, just prior to sale.
We intend for our capital allocation strategy to strike a balance between enhancing our operations and using our capital to provide returns to our shareholders through programs such as share repurchase programs and payment of dividends.
The following table summarizes the changes in cash, cash equivalents and restricted cash:

	Fiscal Years
($ in millions)	2017	2016	2015
Cash, cash equivalents and restricted cash provided by (used in):
Operating activities	$142	$141	$119
Investing activities	(38)	34	(63)
Financing activities	171	(206)	(259)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	3	(5)	(4)
Net change in cash, cash equivalents and restricted cash	$278	$(36)	$(207)
Cash from Operating Activities
Our primary sources of funds from operations are (1) cash sales and down payments on financed sales, (2) cash from our financing operations, including principal and interest payments received on outstanding vacation ownership notes receivable and (3) net cash generated from our rental and resort management and other services operations. Outflows include spending for the development of new phases of existing resorts, the acquisition of additional inventory and funding our working capital needs.
We minimize our working capital needs through cash management, strict credit-granting policies and disciplined collection efforts. Our working capital needs fluctuate throughout the year given the timing of annual maintenance fees on unsold inventory we pay to property owners’ associations and certain annual compensation-related outflows. In addition, our cash from operations varies due to the timing of our owners’ repayment of vacation ownership notes receivable, the closing of sales contracts for vacation ownership products, financing propensity and cash outlays for real estate inventory acquisition and development.
In 2017, we generated $142 million of cash flows from operating activities, compared to $141 million in 2016. Excluding the impact of changes in net income and adjustments for non-cash items, the change in cash flows from operations reflected higher originations driven by higher contract sales and higher financing propensity due to the continued success of the financing incentive programs offered in our North America segment, timing of payments related to unsold inventory and higher real estate inventory spending, partially offset by higher closings on vacation ownership contract sales, higher collections due to an increasing portfolio of outstanding vacation ownership notes receivable, timing of payments related to operating payables and lower payments related to employee benefits programs.
In 2016, we generated $141 million of cash flows from operating activities, compared to $119 million in 2015. Excluding the impact of changes in net income and adjustments for non-cash items, the increase in cash flows was attributable to the pay down of our liability for the Marriott Rewards customer loyalty program in 2015 and favorable timing of real estate inventory spending in 2016. This favorable impact was partially offset by a higher financing propensity due to the continued success of the financing programs implemented in the first half of 2015, lower collections due to the reduction in the portfolio of outstanding vacation ownership notes receivable and the timing of closings of vacation ownership contract sales.
In 2015, we generated residential contract sales of $28 million associated with the sale of 18 units in Macau.

In addition to net income and adjustments for non-cash items, the following operating activities are key drivers of our cash flow from operating activities:
Real Estate Inventory Spending Less (Higher) Than Cost of Sales

	Fiscal Years
($ in millions)	2017	2016	2015
Real estate inventory spending	$(121)	$(139)	$(119)
Purchase of vacation ownership units for future transfer to inventory	(34)	—	—
Purchase of operating properties for future conversion to inventory	—	—	(62)
Real estate inventory costs	167	137	193
Real estate inventory spending less (higher) than cost of sales	$12	$(2)	$12
We measure our real estate inventory capital efficiency by comparing the cash outflow for real estate inventory spending (a cash item) to the amount of real estate inventory costs charged to expense on our Income Statements related to sale of vacation ownership products (a non-cash item).
Given the significant level of completed real estate inventory on hand, as well as the capital efficiency resulting from the MVCD program and capital efficient transactions, our spending for real estate inventory remained below or in line with our real estate inventory costs in each of 2017, 2016 and 2015.
Our real estate inventory spending remained below real estate inventory costs in 2017, even including payments to satisfy a portion of our commitments to purchase vacation ownership units in our North America and Asia Pacific segments. Real estate inventory spending included the acquisition of 112 completed vacation ownership units located on the Big Island of Hawaii for $27 million, as well as 51 completed vacation ownership units located in Bali, Indonesia for $12 million. In connection with the acquisition on the Big Island of Hawaii, we also settled a note receivable from the seller of less than $1 million on a non-cash basis, and issued a non-interest bearing note payable for $64 million. Purchase of vacation ownership units for future transfer to inventory included the acquisition of 36 completed vacation ownership units located at our resort in Marco Island, Florida, for $34 million. We entered into each of these commitments in prior periods as part of our capital efficiency strategy to limit our up-front capital investment and purchase finished inventory closer to the time it is needed for sale. See Footnote 6 “Acquisitions and Dispositions” and Footnote 10 “Contingencies and Commitments” to our Financial Statements for additional information regarding these transactions.
Our real estate inventory spending was in line with our inventory costs in 2016 and included $24 million for the acquisition of an operating property located in the South Beach area of Miami Beach, Florida. We rebranded this property as Marriott Vacation Club Pulse, South Beach and converted it, in its entirety, into vacation ownership interests for use in our MVCD program. See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for additional information regarding this transaction.
Our real estate inventory spending was less than our inventory costs in 2015 and included $32 million for the acquisition of 71 units at The Mayflower Hotel, Autograph Collection, an operating hotel, in Washington, D.C. We have included these vacation ownership units, in their current form, in our MVCD program. See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for additional information regarding this transaction.
We also completed the acquisition of an operating property located in Surfers Paradise, Australia during 2015. At the time of the acquisition, we determined that we would convert a portion of this operating property into vacation ownership interests for future use in our Asia Pacific segment and $15 million, the amount of the purchase price related to this portion, was included as an operating activity in Purchase of operating properties for future conversion to inventory on our Cash Flows for 2015. During 2016, we completed the conversion of this portion of the operating property, a portion of which was contributed to our points-based programs in our Asia Pacific segment. See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for additional information regarding this transaction.
We also capitalized on the opportunity to add a premier destination to our portfolio in 2015 through the acquisition of an operating property in San Diego, California, that we have converted, in its entirety, to vacation ownership interests, a portion of which has been contributed for use in our MVCD program. The $47 million allocated to the portion of the operating property that we converted, in its entirety, into vacation ownership inventory was classified as an operating activity in Purchase of operating properties for future conversion to inventory on our Cash Flows for 2015. See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for additional information regarding this transaction.
Real estate inventory costs for 2015 included $22 million related to the sale of the residential units in Macau.

Through our existing vacation ownership interest repurchase program, we proactively buy back previously sold vacation ownership interests at lower costs than would be required to develop new inventory. By repurchasing inventory in desirable locations, we expect to be able to stabilize the future cost of vacation ownership products.
Vacation Ownership Notes Receivable Collections Less Than Originations

	Fiscal Years
($ in millions)	2017	2016	2015
Vacation ownership notes receivable collections — non-securitized	$76	$74	$89
Vacation ownership notes receivable collections — securitized	194	180	181
Vacation ownership notes receivable originations	(466)	(357)	(311)
Vacation ownership notes receivable collections less than originations	$(196)	$(103)	$(41)
Vacation ownership notes receivable collections include principal from non-securitized and securitized vacation ownership notes receivable. Vacation ownership notes receivable collections increased during 2017, as compared to 2016, due to an increase in the portfolio of outstanding vacation ownership notes receivable. Vacation ownership notes receivable originations in 2017 increased due to higher vacation ownership contract sales volume and an increase in financing propensity to 64.0 percent compared to 60.1 percent for 2016, due to the continued success of the financing incentive programs that we offer in our North America segment. We expect to continue to offer financing incentive programs in 2018. Vacation ownership notes receivable originations increased in 2016 compared to 2015 due to an increase in financing propensity to 60.1 percent in 2016 from 49.9 percent in 2015 resulting from the use of incentive programs during all of 2016 as compared to only during a portion of 2015.
Cash from Investing Activities

	Fiscal Years
($ in millions)	2017	2016	2015
Capital expenditures for property and equipment (excluding inventory)	$(26)	$(35)	$(36)
Purchase of company owned life insurance	(12)	—	—
Purchase of operating property to be sold	—	—	(48)
Dispositions, net	—	69	21
Net cash (used in) provided by investing activities	$(38)	$34	$(63)
Capital Expenditures for Property and Equipment
Capital expenditures for property and equipment relate to spending for technology development, buildings and equipment used at sales locations and ancillary offerings, such as food and beverage offerings, at locations where such offerings are provided.
In 2017, capital expenditures for property and equipment of $26 million included $22 million to support business operations (including $12 million for ancillary and other operations assets and $10 million for sales locations) and $4 million for technology spending.
In 2016, capital expenditures for property and equipment of $35 million included $27 million to support business operations (including $6 million for ancillary and other operations assets and $21 million for sales locations) and $8 million for technology spending.
In 2015, capital expenditures for property and equipment of $36 million included $26 million to support business operations (including $8 million associated with the assets purchased for the operating property in San Diego, California, $13 million for sales locations other than the operating property in San Diego, California, and $5 million for ancillary and other operations assets) and $10 million for technology spending (including $4 million for Spin-Off related initiatives). See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for additional information regarding the San Diego, California transaction.
Purchase of Company Owned Life Insurance
To support our ability to meet a portion of our obligations under the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”), we acquired company owned insurance policies on the lives of certain participants in the Deferred Compensation Plan, the proceeds of which are intended to be aligned with the investment alternatives elected by plan participants as discussed in Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements. During 2017, we paid $12 million to acquire these policies.

Purchase of Operating Property to be Sold
In 2015, we completed the acquisition of an operating property located in Surfers Paradise, Australia. At the time of the acquisition, we determined that we would convert a portion of this operating property into vacation ownership interests for future use in our Asia Pacific segment, and sell the remaining downsized portion of the operating property to a third party. We included $48 million, the amount of the purchase price related to the remaining downsized portion of the operating property, in Purchase of operating property to be sold on our Cash Flows for 2015. In 2016, we completed the sale of this portion of the operating property to a third party and included $49 million as an investing activity in Dispositions, net on our Cash Flows for 2016. See Footnote 6 “Acquisitions and Dispositions” to our Financial Statements for additional information regarding this transaction.
Dispositions, net
Dispositions of property and assets generated cash proceeds of $69 million in 2016 and $21 million in 2015. We did not have any significant dispositions of property and assets in 2017.
Dispositions in 2016 related to the sale of the remaining downsized portion of the operating property in Surfers Paradise, Australia for $49 million, the sale of excess inventory at the RCC San Francisco for $19 million and the sale of several lots in St. Thomas, U.S. Virgin Islands for $1 million.
The 2015 dispositions included $20 million from the sale of undeveloped land in Kauai, Hawaii and an aggregate of $1 million from the sale of three lots in St. Thomas, U.S. Virgin Islands, the sale of an operations facility in Hilton Head, South Carolina and the sale of undeveloped land in Absecon, New Jersey.

Cash from Financing Activities

	Fiscal Years
($ in millions)	2017	2016	2015
Borrowings from securitization transactions
Bonds payable on securitized vacation ownership notes receivable	$350	$250	$255
Borrowings on Warehouse Credit Facility	50	127	—
Subtotal	400	377	255
Repayment of debt related to securitization transactions
Bonds payable on securitized vacation ownership notes receivable	(243)	(196)	(278)
Repayments on Warehouse Credit Facility	(50)	(127)	—
Subtotal	(293)	(323)	(278)
Borrowings from Revolving Corporate Credit Facility	88	85	—
Repayment of Revolving Corporate Credit Facility	(88)	(85)	—
Proceeds from issuance of Convertible Notes	230	—	—
Purchase of Convertible Note Hedges	(33)	—	—
Proceeds from issuance of Warrants	20	—	—
Proceeds from vacation ownership inventory arrangement	—	—	5
Debt issuance costs	(15)	(4)	(5)
Repurchase of common stock	(88)	(178)	(201)
Redemption of mandatorily redeemable preferred stock of consolidated subsidiary	—	(40)	—
Payment of dividends	(38)	(34)	(24)
Payment of withholding taxes on vesting of restricted stock units	(11)	(4)	(11)
Other, net	(1)	—	—
Net cash provided by (used in) financing activities	$171	$(206)	$(259)
Borrowings from / Repayment of Debt Related to Securitization Transactions
We reflect proceeds from securitizations of vacation ownership notes receivable, including draw downs on the Warehouse Credit Facility, as “Borrowings from securitization transactions.” We reflect repayments of bonds associated with vacation ownership notes receivable securitizations and repayments on the Warehouse Credit Facility (including vacation ownership notes receivable repurchases) as “Repayment of debt related to securitization transactions.”

We account for our securitizations of vacation ownership notes receivable as secured borrowings and therefore do not recognize a gain or loss as a result of the transaction. The results of operations for the securitization entities are consolidated within our results of operations as these entities are variable interest entities for which we are the primary beneficiary.
In the 2017 third quarter, we completed the securitization of a pool of $361 million of vacation ownership notes receivable generating gross cash proceeds of $350 million. In connection with the securitization, investors purchased in a private placement $350 million in vacation ownership loan backed notes from the MVW Owner Trust 2017-1 (the “2017-1 Trust”). Three classes of vacation ownership loan backed notes were issued by the 2017-1 Trust: $276 million of Class A Notes, $47 million of Class B Notes and $27 million of Class C Notes. The Class A Notes have an interest rate of 2.42 percent, the Class B Notes have an interest rate of 2.75 percent and the Class C Notes have an interest rate of 2.99 percent, for an overall weighted average interest rate of 2.51 percent.
During the 2017 second quarter, we securitized vacation ownership notes receivable under our Warehouse Credit Facility. The carrying amount of the vacation ownership notes receivable securitized was $59 million. The advance rate was 85 percent, which resulted in gross proceeds of $50 million. Net proceeds were $50 million due to the funding of reserve accounts in the amount of less than $1 million. There were no amounts outstanding under this facility as of December 31, 2017.
At December 31, 2017, $151 million of gross vacation ownership notes receivable were eligible for securitization. See Footnote 11 “Debt” to our Financial Statements for additional information regarding our Warehouse Credit Facility.
In the 2016 third quarter, we completed the securitization of a pool of $259 million of vacation ownership notes receivable generating gross cash proceeds of $250 million. In connection with the securitization, investors purchased in a private placement $250 million in vacation ownership loan backed notes from the MVW Owner Trust 2016-1 (the “2016-1 Trust”). Two classes of vacation ownership loan backed notes were issued by the 2016-1 Trust: $231 million of Class A Notes and $19 million of Class B Notes. The Class A Notes have an interest rate of 2.25 percent and the Class B Notes have an interest rate of 2.64 percent, for an overall weighted average interest rate of 2.28 percent.
During the 2016 third quarter, we securitized vacation ownership notes receivable under our Warehouse Credit Facility. The total carrying amount of the vacation ownership notes receivable securitized was $150 million. The advance rate was 85 percent, which resulted in total gross proceeds of $127 million. The total net proceeds were $126 million due to the funding of reserve accounts in the amount of $1 million. There were no amounts outstanding under this facility as of December 30, 2016.
During 2015, we completed the securitization of a pool of $264 million of vacation ownership notes receivable. In connection with the securitization, investors purchased in a private placement $255 million in vacation ownership loan-backed notes from the MVW Owner Trust 2015-1 (the “2015-1 Trust”). Two classes of vacation ownership loan backed notes were issued by the 2015-1 Trust: $233 million of Class A Notes and $22 million of Class B Notes. The Class A Notes have an interest rate of 2.52 percent and the Class B Notes have an interest rate of 2.96 percent, for an overall weighted average interest rate of 2.56 percent.
Borrowings from / Repayment of Revolving Corporate Credit Facility
During 2017, we borrowed $88 million under our $200 million revolving credit facility (the “Previous Revolving Corporate Credit Facility”) to facilitate the funding of our short-term working capital needs, all of which was repaid as of December 31, 2017.
During 2016, we borrowed $85 million under our Previous Revolving Corporate Credit Facility to facilitate the funding of our short-term working capital needs, all of which was repaid as of December 30, 2016.
See Footnote 11 “Debt,” to our Financial Statements for additional information regarding our Revolving Corporate Credit Facility. There were no amounts outstanding under this facility as of December 31, 2017 or December 30, 2016.
Proceeds from Issuance of Convertible Notes
During the 2017 third quarter, we issued $230 million of Convertible Notes, which included the exercise in full of the $30 million over-allotment option we granted to the initial purchasers of the Convertible Notes. We received net proceeds from the offering of approximately $224 million after adjusting for debt issuance costs, including the discount to the initial purchasers. We used $40 million of the net proceeds to repurchase shares of our common stock from purchasers of the Convertible Notes in privately negotiated repurchase transactions, which is included as a Financing Activity in Repurchase of Common Stock as discussed below, and approximately $13 million of the net proceeds to pay the cost of the Convertible Note Hedges, after such cost was partially offset by the proceeds from the issuance of the Warrants, as discussed below. See Footnote 11 “Debt” to our Financial Statements for additional information on our Convertible Notes transaction.

Purchase of Convertible Note Hedges / Proceeds from Issuance of Warrants
In connection with the offering of the Convertible Notes, we entered into Convertible Note Hedges with respect to our common stock, covering approximately 1.55 million shares of our common stock at a cost of $33 million. Concurrently, we sold Warrants to acquire approximately 1.55 million shares of our common stock at an initial strike price of $176.68 per share and received aggregate proceeds of $20 million. Taken together, the Convertible Note Hedges and the Warrants are generally expected to reduce the potential dilution to our common stock (or, in the event the conversion is settled in cash, to reduce our cash payment obligation) in the event that at the time of any conversion of Convertible Notes our stock price exceeds the conversion price under the Convertible Notes, and to effectively increase the adjusted conversion price, which was $148.13 per share as of December 31, 2017 (or a conversion premium of 30 percent) to $176.68 per share (or a conversion premium of 55 percent). See Footnote 11 “Debt” to our Financial Statements for additional information on our Convertible Notes transaction.
Proceeds from Vacation Ownership Inventory Arrangement
In connection with our pursuit of growth opportunities in ways that optimize the timing of our capital investments, including working with third parties to develop new inventory or convert previously built units to be sold to us close to when we need such inventory, during the first quarter of 2015 we sold real property located in Marco Island, Florida to a third-party developer. In accordance with our agreement with the third-party developer, we are obligated to repurchase the completed property from the developer contingent upon the property meeting our brand standards, provided that the third-party developer has not sold the property to another party. As discussed in Footnote 6 “Acquisitions and Dispositions” to our Financial Statements, we received cash proceeds of $5 million upon the sale of this real property. In accordance with the authoritative guidance on accounting for sales of real estate, our conditional obligation to repurchase the property constitutes continuing involvement and thus we were unable to account for this transaction as a sale, and as such have recorded these proceeds as a Financing Activity.
Debt Issuance Costs
In 2017, we paid $15 million of debt issuance costs, which included $7 million associated with the initial purchaser discounts related to the Convertible Notes, $5 million associated with the 2017 vacation ownership notes receivable securitization, $2 million related to the new $250 million Revolving Corporate Credit Facility and $1 million associated with the amendment and extension of the Warehouse Credit Facility.
In 2016, we incurred $4 million of debt issuance costs, which included $4 million associated with the 2016 vacation ownership notes receivable securitization and less than $1 million related to the amendment of the Previous Revolving Corporate Credit Facility.
In 2015, we incurred $5 million of debt issuance costs, which included $4 million associated with the 2015 vacation ownership notes receivable securitization and a combined $1 million related to the renewal of the Warehouse Credit Facility and the amendment of the Previous Revolving Corporate Credit Facility during the year.
Share Repurchase Program
The following table summarizes share repurchase activity under our current share repurchase program:

($ in millions, except per share amounts)	Number of Shares Repurchased	Cost of Shares Repurchased	Average Price Paid per Share
As of December 30, 2016	9,672,629	$609	$62.90
For the year ended December 31, 2017	767,876	88	115.00
As of December 31, 2017	10,440,505	$697	$66.73
As discussed above, we used $40 million of the proceeds from the sale of the Convertible Notes to repurchase 351,900 shares of our common stock under our existing share repurchase program. See Footnote 11 “Debt” to our Financial Statements for additional information on our Convertible Notes transaction and Footnote 12 “Shareholders’ Equity” to our Financial Statements for further information related to our share repurchase program.
Redemption of Mandatorily Redeemable Preferred Stock of Consolidated Subsidiary
During 2016, we elected to exercise our option to redeem $40 million of gross mandatorily redeemable preferred stock of a consolidated subsidiary that we were not required to redeem until October 2021. We redeemed the preferred stock on October 26, 2016 at par, plus accrued and unpaid dividends, using cash on hand.

Dividends
We distributed cash dividends to holders of common stock for the year ended December 31, 2017 as follows:

Declaration Date	Shareholder Record Date	Distribution Date	Dividend per Share
December 9, 2016	December 22, 2016	January 4, 2017	$0.35
February 9, 2017	February 23, 2017	March 9, 2017	$0.35
May 11, 2017	May 25, 2017	June 8, 2017	$0.35
September 7, 2017	September 21, 2017	October 5, 2017	$0.35
We currently expect to pay quarterly cash dividends in the future, but any future dividend payments will be subject to Board approval, which will depend on our financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice and other business considerations that our Board of Directors considers relevant. In addition, our Revolving Corporate Credit Facility contains restrictions on our ability to pay dividends, and the terms of agreements governing debt that we may incur in the future may also limit or prohibit dividend payments. The payment of certain cash dividends may also result in an adjustment to the conversion rate of the Convertible Notes in a manner adverse to us. Accordingly, there can be no assurance that we will pay dividends in the future at the same rate or at all.
Contractual Obligations and Off-Balance Sheet Arrangements
The following table summarizes our contractual obligations as of December 31, 2017:

		Payments Due by Period
($ in millions)	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Contractual Obligations
Debt(1)	$1,260	$150	$257	$449	$404
Operating leases	96	18	27	16	35
Purchase obligations(2)	452	167	282	2	1
Capital lease obligations(3)	8	—	8	—	—
Other long-term obligations	2	2	—	—	—
Total contractual obligations	$1,818	$337	$574	$467	$440
_________________________

(1)	Includes principal as well as interest payments and excludes unamortized debt discount and issuance costs.

(2)
Arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure, and approximate timing of the transaction. Amounts reflected herein represent expected funding obligations under such contracts. Amounts reflected on the consolidated balance sheet as accounts payable and accrued liabilities are excluded from the table above.

(3)	Includes interest.
In the normal course of our resort management business, we enter into purchase commitments with property owners’ associations to manage the daily operating needs of our resorts. Since we are reimbursed for these commitments from the cash flows of the resorts, these obligations have minimal impact on our net income and cash flow.
Recent Accounting Pronouncements
See Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements for a discussion of recently issued accounting pronouncements, including information on new accounting standards and the future adoption of such standards.
Critical Accounting Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Management considers an accounting estimate to be critical if: (1) it requires assumptions to be made that are uncertain at the time the estimate is made; and (2) changes in the estimate, or different estimates that could have been selected, could have a material effect on our results of operations or financial condition.

While we believe that our estimates, assumptions, and judgments are reasonable, they are based on information presently available. Actual results may differ significantly. Additionally, changes in our assumptions, estimates or assessments as a result of unforeseen events or otherwise could have a material impact on our consolidated financial position or results of operations.
Please see Footnote 1 “Summary of Significant Accounting Policies” to our Financial Statements for further information on accounting policies that we believe to be critical, including our policies on:
Revenue recognition, including how we apply ASC 606;
Inventories and cost of vacation ownership products, which requires estimation of future revenues, including incremental revenues from future price increases or from the sale of reacquired inventory resulting from defaulted vacation ownership notes receivable, and development costs to apply a relative sales value method specific to the vacation ownership industry and how we evaluate the fair value of our vacation ownership inventory;
Valuation of property and equipment, including when we record impairment losses;
Loss contingencies, including information on how we account for loss contingencies; and
Income taxes, including information on how we determine our current year amounts payable or refundable, as well as our estimate of deferred tax assets and liabilities.